Exhibit 99.1

CREDIT AGREEMENT

dated as of

August 21, 2025,

among

LENDINGTREE, INC.,

The Lenders and Issuing Banks Party Hereto,

and

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A. and
TRUIST SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

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SCHEDULES:

Schedule 1.01A	–	Commitments
Schedule 1.01B	–	Principal Office
Schedule 1.01C	–	Auction Procedures
Schedule 2.15	–	Payment Instructions
Schedule 3.15	–	Organizational Names; Equity Interests
Schedule 5.12	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.08	–	Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Security Agreement
Exhibit D	–	Form of Guarantee Agreement
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Interest Election Request
Exhibit G-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	–	Form of Solvency Certificate
Exhibit I	–	Form of Issuance Notice
Exhibit J	–	Form of Compliance Certificate

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CREDIT AGREEMENT, dated as of August 21, 2025 (as amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among LendingTree, Inc., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1) and Issuing Banks party hereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Revolving Credit Commitments on the Effective Date in an aggregate principal amount of $75,000,000.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Initial Term B Loan Commitments on the Effective Date in an aggregate principal amount of $400,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I
Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Term B Loans” has the meaning set forth in Section 2.17(b)(i).

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 9.01, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent and “Agent” means any one of them.

“Agreed L/C Cash Collateral Amount” means 103% of the total outstanding Letter of Credit Usage.

“Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.

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“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the interest rate, margin, original issue discount, upfront fees and “SOFR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness (or, if less, the stated life to maturity at the time of incurrence), (ii) any prepayment premiums, arrangement, commitment, structuring, syndication, underwriting, placement, success, advisory, ticking and unused line, consent and amendment fees or other similar fees (regardless of whether paid in whole or in part to any or all lenders) shall each be excluded and (iii) for the purpose of Section 2.17, if such Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor for the Initial Term B Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin for the Initial Term B Loans shall be required, but only to the extent an increase in the interest rate floor for the Initial Term B Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Initial Term B Loans shall be increased to the extent of such differential between interest rate floors.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) Term SOFR for a SOFR Borrowing with an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Borrower and its Subsidiaries operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Applicable Date” has the meaning assigned to such term in Section 9.02(h).

“Applicable Margin” means, for any day, (x) with respect to any Initial Term B Loan, (i) initially 4.50% per annum in the case of any SOFR Loan and 3.50% per annum in the case of any ABR Loan and (ii) upon achievement of a corporate family rating of B2 (stable) or better from Moody’s, 4.25% per annum in the case of any SOFR Loan and 3.25% per annum in the case of any ABR Loan, (y) with respect to any Initial Revolving Loan, (i) prior to the date of the first delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and a Compliance Certificate pursuant to Section 5.01(h), 3.50% per annum in the case of any SOFR Loan and 2.50% per annum in the case of any ABR Loan and (ii) on and after such date, the Applicable Margin with respect to the Initial Revolving Loans shall be determined in accordance with the Pricing Grid and (z) with respect to any Incremental Loan, Extended Revolving Loan, Extended Term Loan, Replacement Revolving Loans or Refinancing Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Incremental Term Loan Amendment, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning assigned to such term in the definition of “Pricing Grid”.

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“Applicable Revolving Commitment Fee Rate” means (a) with respect to only Initial Revolving Credit Commitment, the Initial Revolving Commitment Fee Rate and (b) with respect to any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment or Replacement Revolving Credit Commitment, the “Applicable Revolving Commitment Fee Rate” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Application” means the Letter of Credit application in the form as may approved by the applicable Issuing Bank and executed and delivered by the Borrower to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“ASU 842” has the meaning assigned to such term in the definition of “Capital Lease Obligations”.

“Auction Procedures” means the auction procedures with respect to Dutch Auctions set forth in Schedule 1.01C hereto.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a) the greater of $35,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period as of such time, plus

(b) the Available ECF Amount at such time, plus

(c) the aggregate amount of net cash proceeds received by the Borrower from the sale or issuance of Equity Interests of the Borrower after the Effective Date and on or prior to such time (including upon exercise of warrants or options) (other than Disqualified Stock), plus

(d) the aggregate amount of net cash proceeds received by the Borrower from any Indebtedness of the Borrower incurred after the Effective Date (other than Indebtedness issued to the Borrower or any Subsidiary), which has been converted into or exchanged for Equity Interests of the Borrower that does not constitute Disqualified Stock, plus

(e) the amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary from any distribution, dividend, profit, return of capital, repayment of loans or upon the Disposition of any Investment, or otherwise received from an Unrestricted Subsidiary (including the amounts received in cash or Permitted Investments from any Disposition or issuance of Equity Interests of an Unrestricted Subsidiary), in each case to the extent received in respect of an Investment (including the designation of an Unrestricted Subsidiary) made in reliance on the Available Amount and, in solely in the case of amounts received from Dispositions of such Investments, not to exceed the original amount of such Investment, plus

(f) the fair market value of the Investments by the Borrower and its Restricted Subsidiaries made in any Unrestricted Subsidiary pursuant to Section 6.04(w) at the time it is redesignated as or merged into a Restricted Subsidiary (in each case, not to exceed the lesser of (i) the fair market value (as determined in good faith by the Borrower) of such Investments made in such Unrestricted Subsidiary at the time of such redesignation or merger and (ii) the fair market value (as determined in good faith by the Borrower) of such Investments in such Unrestricted Subsidiary at the time such Investments were made), plus

(g) the amount of any Declined Proceeds, minus

(h) the aggregate amount of any Investment made pursuant to Section 6.04(w), any Restricted Payments made pursuant to Section 6.06(a)(vi), or any prepayment made pursuant to Section 6.06(b)(vi) after the Effective Date and on or prior to such time.

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“Available ECF Amount” means, on any date, an amount not less than zero determined on a cumulative basis equal to Excess Cash Flow for each fiscal year, commencing with the fiscal year ending December 31, 2026 and ending with the fiscal year of the Borrower most recently ended prior to the date of determination for which financial statements and a Compliance Certificate have been delivered pursuant to Section 5.01(h) to the extent such Excess Cash Flow has not been applied or required to be applied to prepay Term Loans pursuant to Section 2.08(c) (without regard to any credit against such obligation).

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation or company, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any exempted or limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the first paragraph of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 9.16.

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“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” (“ASU 842”) (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations that would not otherwise be required to be reflected on such Person’s balance sheet (and not as Capital Lease Obligations) for purposes of this Agreement (including without limitation for all financial definitions and calculations) regardless of any change in GAAP or change in the application of GAAP thereafter that would otherwise require such obligations to be reflected on such Person’s balance sheet or characterized as Capital Lease Obligations and notwithstanding the fact that such obligations are required in accordance with the ASU 842 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide to the Borrower or any Restricted Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, cash pooling and concentration, supplier financing, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means (a) (i) any Person that, at the time it enters into a Cash Management Agreement is an Agent, a Lender or an Affiliate of any such Person and (ii) any Person that is an Agent, a Lender or an Affiliate of such Person as of the Effective Date and that is party to a Cash Management Agreement as of the Effective Date, regardless of whether any such Person shall thereafter cease to be an Agent, a Lender or an Affiliate of any of the foregoing and (b) any Person party to a Cash Management Agreement with the Borrower or a Restricted Subsidiary from time to time identified to the Administrative Agent by the Borrower in writing as a Cash Management Bank hereunder, in each case under the foregoing clauses (a) and (b), in its capacity as a party to such Cash Management Agreement.

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“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“CFC Holdco” means a Subsidiary that has no material assets other than Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more other CFC Holdcos or Foreign Subsidiaries that are CFCs.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans, Initial Term B Loans or Other Term Loans and (b) any Commitment refers to whether such Commitment is a Term Loan Commitment to make Initial Term B Loans or Other Term Loans, or a Revolving Credit Commitment to make Initial Revolving Loans or Other Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term B Loans, Initial Revolving Loans, or from Other Term Loans or Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” has the meaning assigned to such term in Section 9.02(h).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral,” “Pledged Collateral” or similar term as defined in any applicable Security Document and all other property of any Loan Party that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Collateral” shall exclude any Excluded Property.

“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Secured Parties under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, that the following requirements shall be satisfied (to the extent such requirements are stated to be applicable at the time):

(i) on the Effective Date, the Collateral Agent shall have received (A) from the Borrower and each Guarantor, a counterpart of the Security Agreement, (B) from the Borrower and each Guarantor, a counterpart of the Perfection Certificate and (C) from each Guarantor, a counterpart of the Guarantee Agreement, in each case, duly executed and delivered on behalf of such Person;

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(ii) (A) on the Effective Date, (x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes to the extent required under the Security Documents and (B) within five (5) Business Days of the Effective Date (or such later time as the Administrative Agent may agree), the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(iii) in the case of any Person that becomes a Guarantor after the Effective Date, subject to Section 5.11, the Collateral Agent shall have received (A) a supplement to the Guarantee Agreement and (B) supplements to the Security Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(iv) after the Effective Date, subject to Section 5.11, all outstanding Equity Interests of any Person (other than Excluded Property) that are directly held or acquired by a Loan Party after the Effective Date and all Indebtedness owing to any Loan Party (other than Excluded Property) that are directly acquired by a Loan Party after the Effective Date shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, notes powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(v) except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document (in each case, other than Excluded Property);

(vi) within five (5) Business Days of the Effective Date (or such later times as the Administrative Agent may agree), evidence of the insurance (if any) required by the terms of Section 5.07 hereof shall have been received by the Collateral Agent; and

(vii) after the Effective Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.11 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.11; provided, that notwithstanding anything herein to the contrary, no actions required by the laws of any non-U.S. jurisdiction to create or perfect any security interest in assets located or titled outside the U.S., including any Intellectual Property registered in any non-U.S. jurisdiction, shall be required or requested to be delivered, filed, registered or recorded (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding anything to the contrary in this Agreement, the Security Documents or any other Loan Document, (i) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) there shall be no control, lockbox or similar arrangements nor any control agreements relating to the Borrower’s and its Subsidiaries’ bank accounts (including deposit, securities or commodities accounts), (iii) there shall be no landlord, mortgagee or bailee estoppel, waiver or other collateral access or similar letter or agreement required and (iv) no actions required by the laws of any non-U.S. jurisdiction shall be required to be taken to create or perfect any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and any non U.S. Intellectual Property) or to perfect or make enforceable any security interests in such assets.

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“Commitment” means, as applicable, a Revolving Credit Commitment and/or a Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means (x) with respect to Section 9.06, this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document and (y) for all other purposes hereof, has the meaning assigned to such term in Section 9.01(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit J.

“Conforming Changes” means, respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion, after consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any Long-Term Indebtedness.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, for such Test Period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any Test Period, an amount determined for Borrower and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income, for such Test Period:

(a) increased by (without duplication) in each case only to the extent the same was deducted (and not added back) in determining such Consolidated Net Income (other than with respect to clause (ix) and clause (xii) below) and without duplication:

(i) Consolidated Depreciation and Amortization Expense of such Person for such Test Period; plus

(ii) interest expense for such Test Period; plus

(iii) any provision for taxes based on income or profits or capital (including federal, state and local taxes, franchise taxes, excise taxes and similar taxes, including any penalties or interest with respect thereto) for such Test Period; plus

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(iv) any fees, commissions, costs, expenses or other charges or any amortization related to any issuance of Equity Interests, Investment not prohibited hereunder, acquisition (including earn-out provisions), Disposition, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness permitted by this Agreement or occurring prior to the Effective Date (whether or not successful) for such Test Period, including (A) such fees, costs, expenses or charges related to the Facilities and the other Transactions and (B) any amendment or other modification to the terms of any such transactions; plus

(v) the amount of any cash restructuring charge and related charges, business optimization expenses, or reserve or related items incurred during such Test Period; provided that the aggregate add-backs pursuant to this clause (v) and clause (ix) below (plus any adjustments made in respect of anticipated synergies and cost savings pursuant to clause (y) of the definition of “Pro Forma Basis”) shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis after giving effect to any add back under this clause (v) or clause (ix) below or such adjustments made pursuant to clause (y) of the definition of “Pro Forma Basis”); plus

(vi) any other non-cash losses, charges and expenses (including non-cash compensation charges) reducing Consolidated Net Income for such Test Period except to the extent reserved for a cash expense or charge in any future period; plus

(vii) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(viii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period; plus

(ix) the amount of expected cost savings, operating expense reductions, operational improvements, revenue enhancements, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operational improvements, revenue enhancements, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such Test Period) related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost saving, operational improvements, revenue enhancements and other similar initiatives or actions which are, in each case, factually supportable and reasonably identifiable, in each case net of the amount of actual benefits realized during such Test Period from such actions; provided that (x) such cost savings, operating expense reductions, operational improvements, revenue enhancements, restructuring charges and expense and cost-saving synergies are expected to result from the actions taken or expected to be taken (in the good faith determination of the Borrower) within twenty-four (24) months after such transaction or initiative has been consummated, (y) no cost savings, operating expense reductions, operational improvements, revenue enhancements, restructuring charges and expense and cost-saving synergies may be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such Test Period and (z) the aggregate add-backs pursuant to this clause (ix) and clause (v) above (plus any adjustments made in respect of anticipated synergies and cost savings pursuant to clause (y) of the definition of “Pro Forma Basis”) shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis after giving effect to any add back under this clause (ix) or clause (v) above or such adjustments made pursuant to clause (y) of the definition of “Pro Forma Basis”); plus

(x) any fee, loss, charge, expense, cost, accrual or reserve of any kind associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order; plus

(xi) the amount of customary board, monitoring, consulting or advisory fees, indemnities and related expenses paid or accrued in such Test Period; plus

(xii) any other adjustments, exclusions and add-backs reflected in the Borrower’s model or in any quality of earnings analysis or report prepared by financial advisors of recognized standing or any other firm reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or Investment not prohibited by this Agreement; plus

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(xiii) expenses relating to changes in GAAP; plus

(xiv) (A) any commissions, discounts, yield and other fees or charges (including any interest expense) related to any Permitted Securitization Financing and (B) losses on sales of receivables and related assets in connection with any Permitted Securitization Financing; plus

(b) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency hedges or remeasurements of Indebtedness (including any net loss or gain resulting from currency exchange risk), plus or minus, as applicable;

(ii) any net after-tax income (loss) from the early extinguishment of Indebtedness, plus or minus, as applicable; and

(iii) extraordinary, unusual or non-recurring losses, charges or expenses;

all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, and the Secured Net Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated EBITDA for any period that includes the Fiscal Quarters ended September 30, 2024, December 31, 2024, March 31, 2025 and June 30, 2025, Consolidated EBITDA for such Fiscal Quarters shall be deemed to be $28,097,157, $33,558,419, $26,224,074 and $33,467,945.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries during such period, calculated on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) gains or losses attributable to property sales not in the ordinary course of business (as determined in good faith by the Borrower), (b) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets, (c) the net income (or loss) of any Person that is not the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the Borrower or a Restricted Subsidiary.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Covered Party” has the meaning assigned to such term in Section 9.20.

“Cure Amount” has the meaning assigned to such term in Section 7.02.

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02.

“Cure Notice” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.08(e).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition and that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” has the meaning assigned to such term in Section 6.07.

“Disposition” or “Dispose” means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property of such Person. For the avoidance of doubt, none of (w) the issuance or sale of any Other Convertible Notes by the Borrower, (x) the sale of any warrants by the Borrower pursuant to a Permitted Call Spread Hedging Agreement, (y) the purchase of any options pursuant to a Permitted Call Spread Hedging Agreement nor (z) the performance by the Borrower of its obligations under any Other Convertible Notes or Permitted Call Spread Hedging Agreement (including any payments of cash or the Borrower’s issuance of any Equity Interests in connection with its obligations thereunder), shall constitute a “Disposition”.

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“Disqualified Institution” means (a) those certain banks, financial institutions, institutional lenders and other investors specified to the Administrative Agent by the Borrower in writing prior to the Effective Date (or after the Effective Date pursuant to the proviso below), (b) those persons for which a substantial portion of their business is the online loan or consumer credit products marketplace business, insurance quote product business, insurance policy sales or operation of an insurance agency or similar insurance services business or performance marketing for financial services or who are competitors of the Borrower or any of its Subsidiaries that are separately identified to the Administrative Agent by the Borrower in writing prior to the Effective Date (as may be updated from time to time) or (c) any Affiliate of any Person described in clauses (a) and (b) to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) or (b) (but excluding any Affiliate of such Person that is a bona fide debt fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent the list of Disqualified Institutions is made available upon written request by a Lender; provided that (x) no supplement to the list of Disqualified Institutions shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and (y) supplements other than with respect to the list of Disqualified Institutions pursuant to clause (b) above, shall require the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior or concurrent repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provide for scheduled, mandatory payments of dividends in cash, or (d) are or become convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), (A) prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and (B) except as a result of a change of control or asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability, (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Equity Interests shall not be deemed to be Disqualified Stock, and (iii) Permitted Call Spread Hedging Agreements shall not be deemed to be Disqualified Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction conducted by the Borrower or any Subsidiary in order to purchase Term Loans as contemplated by Section 9.04(f), as applicable, in accordance with the Auction Procedures.

“ECF Percentage” means, as of the date of determination, (a) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is greater than 3.00:1.00, 50%, (b) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is less than or equal to 3.00:1.00 but greater than 2.50:1.00, 25% and (c) otherwise, 0% (and, for the avoidance of doubt, if 0%, the Borrower shall not be required to deliver a calculation of Excess Cash Flow).

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“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“ECF Threshold Amount” has the meaning set forth in Section 2.08(c).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which is August 21, 2025.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Engagement Letter” means the engagement letter, dated as of August 6, 2025, between the Borrower, the Lead Arrangers and the Administrative Agent.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued or promulgated by any Governmental Authority, governing pollution, protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or human health or safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that none of (x) Other Convertible Notes nor (y) Permitted Call Spread Hedging Agreements, in each case, shall constitute Equity Interests of Borrower or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated), other than the Borrower, that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

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“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any failure to make a required contribution; (c) a determination that any Plan is, or is expected to be, in “at-risk” status; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” or “critical and declining” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization and non-cash compensation expense arising from equity awards) to the extent deducted in arriving at the Consolidated Net Income of the Borrower and its Restricted Subsidiaries;

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv) cash receipts in respect of Swap Agreements during such period to the extent not otherwise included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries; and

(v) the amount of tax expense deducted in determining Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period; minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income of the Borrower and its Restricted Subsidiaries and non-cash gains to the extent included in arriving at such Consolidated Net Income of the Borrower and its Restricted Subsidiaries;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years or Section 2.08(c), the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of an incurrence or issuance of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness);

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(iii) without duplication of amounts deducted pursuant Section 2.08(c), the aggregate amount of all principal, interest and fee payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) Capital Lease Obligations, (B) voluntary and mandatory prepayments of Loans, (C) the amount of scheduled amortization payments in respect of the Term Loans, but excluding all prepayments in respect of any revolving credit facility available to the Borrower or any of its Restricted Subsidiaries except to the extent there is an equivalent permanent reduction in commitments thereunder and (D) (i) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (ii) other bank, administrative or rating agency (or trustee) and financing fees, (iii) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (iv) commissions, discounts, closing fees and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and Swap Agreements) made during such period, except to the extent financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness);

(iv) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities or long-term cash incentive plan of the Borrower and its Restricted Subsidiaries other than Indebtedness;

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior periods or Section 2.08(c), the amount of Investments made in cash during such period to the extent permitted under Section 6.04 (other than Investments (x) in cash or Permitted Investments or (y) in the Borrower or any Restricted Subsidiary), except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);

(viii) cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(ix) the aggregate amount of any premium, make-whole or penalty payments paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods or Section 2.08(c), at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments (including acquisitions) permitted by Section 6.04 or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period except to the extent intended to be financed with the proceeds of an incurrence of other Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, other Investments (including acquisitions) permitted by Section 6.04 and Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;

(xi) the aggregate amount of all cash Restricted Payments of the Borrower and its Restricted Subsidiaries made during such period;

(xii) cash payments during such period in respect of non-cash items expensed in a prior period but not reducing Excess Cash Flow as calculated for such prior period; and

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(xiii) (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income, (B) the Consolidated EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating Consolidated EBITDA and (C) the Consolidated EBITDA of any Person referable to any period prior to such Person becoming a Subsidiary of a Borrower.

“Excluded Property” means (i) any leasehold interest in real property and any fee owned real property, (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which the perfection of security interests in such other Collateral and the support obligation is accomplished by filing of a UCC financing statement, and commercial tort claims in an amount reasonably estimated by the Borrower to be less than $5,000,000, (iv) pledges and security interests prohibited by applicable law, rule or regulation including the requirement to obtain consent of any governmental authority after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (v) Equity Interests in any Person other than Wholly Owned Subsidiaries, to the extent not permitted by the terms of such Person’s organizational or joint venture documents or requiring third-party consent (other than the consent of the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (vi) (1) any property subject to a purchase money security agreement, capital lease or similar arrangement to the extent, and so long as, the granting of a security interest therein is prohibited thereby or otherwise requires consent (other than the consent of the Borrower or any of its Subsidiaries), unless such consent is obtained and/or (2) any lease, license, instrument, permit or agreement or any property subject to such agreement to the extent, and so long as, the pledge thereof as Collateral would result in loss of material rights thereunder, violate the terms thereof or result in a breach by any Loan Party of any agreement related thereto, in each case under this clause (vi), in existence on the Effective Date or upon acquisition thereof (or of the relevant Subsidiary party thereto) (so long as not entered into in contemplation of this clause) and which prohibition is not prohibited under this Agreement or any other Loan Document, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security afforded thereby, (viii) (a) voting Equity Interests in excess of 65% of the voting Equity Interests of any first tier Subsidiary that is a CFC or CFC Holdco or (b) any of the assets of a CFC or CFC Holdco (including any of the Equity Interests of a Subsidiary of a CFC or CFC Holdco), (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted by the terms thereof after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (x) any U.S. trademark application filed on the basis of an intent-to-use such trademark prior to the filing with and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (xi) (a) payroll and other employee wage and benefit accounts, (b) sales or other tax accounts, (c) escrow accounts for the benefit of unaffiliated third parties, (d) fiduciary or trust accounts for the benefit of unaffiliated third parties and (e) any account that is used solely for deposits to secure performance bonds and similar obligations to the extent expressly permitted under this Agreement, and, in each case, the funds or other property held in or maintained in any such account, in each case, other than to the extent perfection may be accomplished by filing of a UCC financing statement and other than proceeds of Collateral, (xii) any acquired property (including property acquired through acquisition or merger of another entity), if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by contract or other agreement binding on such acquired property (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (xiii) Equity Interests issued by, or assets of, Unrestricted Subsidiaries, Securitization Entities, Immaterial Subsidiaries, not for profit subsidiaries, Special Purpose Entities and Captive Insurance Subsidiaries, (xiv) Margin Stock, (xv) assets to the extent the granting of a security interest in such assets would result in adverse tax or regulatory consequences (other than de minimis tax consequences) to the Borrower or its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (xvi) any foreign assets or assets of the Loan Parties to the extent requiring action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property in any non-U.S. jurisdiction and (xvii)  (1) Securitization Assets sold, contributed or otherwise transferred to any Securitization Entity or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing and (2) any other assets subject to Liens securing Permitted Securitization Financings, in each case under this clause (xvii), to the extent permitted hereunder.

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Notwithstanding anything to the contrary in any Loan Document, the Loan Parties shall not be required to enter into an assignment, collateral assignment agreement or other similar agreement with respect to their rights under or with respect to the definitive documentation for any Investment permitted under Section 6.04, any representation and warranty insurance policy or any business interruption insurance policy.

“Excluded Subsidiary” means any of the following:

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) (provided that, no Guarantor shall be released from its obligations under the Loan Documents solely because it is no longer a Wholly Owned Subsidiary unless it ceases to be a Wholly Owned Subsidiary as a result of a bona fide transaction permitted under this Agreement and not undertaken for the primary purpose of obtaining the release of such Guarantor from its obligations under the Loan Documents (including its guarantee of, and granting of Liens to secure, the Secured Obligations)),

(c) each Domestic Subsidiary that is prohibited but only for so long as such Domestic Subsidiary is prohibited from guaranteeing or granting Lien to secure the Secured Obligations by any applicable law, rule or regulation or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d) each Domestic Subsidiary that is prohibited but only for so long as such Domestic Subsidiary is prohibited by any applicable contractual requirement from guaranteeing or granting Liens to secure the Secured Obligations existing on the Effective Date or existing at the time such Subsidiary becomes a Subsidiary, so long as such prohibition was not entered into as part of such acquisition (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any Foreign Subsidiary,

(f) any Domestic Subsidiary (i) that is a CFC Holdco or (ii) that is a direct or indirect Subsidiary of a CFC Holdco or of a Foreign Subsidiary that is a CFC,

(g) any other Domestic Subsidiary with respect to which (x) the Administrative Agent and the Borrower reasonably agree that the cost of providing a Guarantee of or granting or perfecting Liens to secure the Secured Obligations would be excessive in relation to the benefit to be afforded thereby or (y) providing a Guarantee of or granting or perfecting Liens to secure the Secured Obligations would result in adverse tax consequences (other than de minimis tax consequences) (as reasonably determined by the Borrower),

(h) each Unrestricted Subsidiary or Securitization Entity,

(i) any not-for-profit Subsidiary,

(j) any Special Purpose Entity, and

(k) any Captive Insurance Subsidiary.

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“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time such Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is guaranteed by such Loan Party or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment, or, in the case of an applicable interest in a Loan not funded pursuant to a prior Commitment, such Lender acquires such interest in such Loan; provided that this clause (b)(i) shall not apply to an assignee pursuant to a request by the Borrower under Section 2.16(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any Taxes imposed under FATCA.

“Existing Class Loans” has the meaning assigned to such term in Section 9.02(h).

“Existing Credit Agreements” means, that (i) certain Credit Agreement, dated as of September 15, 2021, (as amended, restated, supplemented or modified prior to the date hereof), among the Borrower, the lenders party thereto, Truist Bank, as administrative agent, and the other parties thereto and (ii) certain Credit Agreement, dated as of March 27, 2024, (as amended, restated, supplemented or modified prior to the date hereof), among the Borrower, the lenders party thereto, Apollo Administrative Agency LLC, as administrative agent, and the other parties thereto.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loan” has the meaning assigned to such term in Section 2.19(a).

“Extended Term Loan” has the meaning assigned to such term in Section 2.19(a).

“Extending Lender” has the meaning assigned to such term in Section 2.19(a).

“Extension” has the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.19(b).

“Extension Election” has the meaning assigned to such term in Section 2.19(a).

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“Facility” means the respective facility and commitments utilized in making Loans hereunder, it being understood that, as of the Effective Date there are two Facilities (i.e., the Initial Term B Facility and the Initial Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing (or any amended or successor version described above), and any intergovernmental agreements entered into implementing the foregoing and any law, regulations, or official rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant” means the covenant set forth in Section 6.11.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 7.01.

“Financial Incurrence Tests” has the meaning assigned to such term in Section 1.05(e).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) the aggregate outstanding principal amount of Indebtedness under clauses (a), (b) or (j) of the definition thereof of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that is secured by Liens on the Collateral (after giving effect to any incurrence or repayment of any such Indebtedness on such date) on a pari passu basis with the Facilities minus Unrestricted Cash and (ii) $0 to (b) Consolidated EBITDA for the Test Period ending on, or most recently ended as of, such date.

“Fiscal Quarter” means the fiscal quarter of the Borrower, ending on the last day of each March, June, September and December of each year.

“Fixed Amounts” has the meaning set forth in Section 1.05(e).

“Floor” means zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.03.

“General Debt Basket” has the meaning assigned to such term in Section 6.01(p).

“General Restricted Debt Payment Basket” has the meaning assigned to such term in Section 6.06(b)(iv).

“General Restricted Payment Basket” has the meaning assigned to such term in Section 6.06(a)(vii).

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

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“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means a guarantee agreement substantially in the form of Exhibit D, made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” means (i) each Restricted Subsidiary that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such Person (except to the extent such Restricted Subsidiary or successor or assign thereof is relieved from its obligations under the Guarantee Agreement pursuant to the provisions of this Agreement) and (ii) the Borrower (other than with respect to its own Secured Obligations).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any (a) Agent, Lender or an Affiliate thereof that is a party to a Swap Agreement with the Borrower or a Restricted Subsidiary and any Person that was an Agent, a Lender or an Affiliate thereof at the time it entered into a Swap Agreement with a Loan Party, regardless of whether any such Person shall thereafter cease to be an Agent, a Lender or an Affiliate of any of the foregoing and (b) Person that is a party to a Swap Agreement with the Borrower or a Restricted Subsidiary from time to time identified to the Administrative Agent by the Borrower in writing as a Hedge Bank hereunder, in each case under the foregoing clauses (a) and (b), in its capacity as a party to such Swap Agreement.

“Immaterial Subsidiaries” means all Subsidiaries other than the Material Subsidiaries.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Loan Parties, the Administrative Agent and, if applicable, one or more Incremental Term Loan Lenders, Incremental Revolving Lenders and/or Issuing Banks.

“Incremental Commitment” means any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment.

“Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by any Loan Party in respect of one or more series of senior secured first lien notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), or senior secured first lien loans or any bridge financing in lieu of the foregoing that, in each case, is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on Collateral securing the Secured Obligations, and that are issued or made in lieu of Incremental Loans; provided that (i) the aggregate principal amount of all Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the amount that would be permitted to be incurred as Incremental Loans under Section 2.17(a) at such time, (ii) such Incremental Equivalent Debt shall not be incurred, or subject to any Guarantee, by any Person other than a Loan Party, (iii) the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (iv) such Incremental Equivalent Debt shall be subject to an applicable Intercreditor Agreement and (v) other than any bridge or other interim credit facility or any facility incurred utilizing the Maturity Exception, at the time of incurrence, such Incremental Equivalent Debt has a final maturity date equal to or later than the Latest Maturity Date then in effect with respect to, and has a Weighted Average Life to Maturity equal to or longer than, the Weighted Average Life to Maturity of, the Class of outstanding Term Loans with the then Latest Maturity Date or Weighted Average Life to Maturity, as the case may be.

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“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Credit Commitment” means any incremental revolving credit commitment provided pursuant to Section 2.17.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Credit Commitment to make additional Revolving Loans.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.17(a).

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means any additional term loans (including delayed draw term loans) made pursuant to Section 2.17.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.05(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts and trade payables payable incurred in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable for a period of ten (10) days), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (to the extent of any unreimbursed amounts under such letter of credit or letter of guaranty remain outstanding for three (3) Business Days), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Stock in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

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“Initial Revolving Availability Period” means, as to the Initial Revolving Credit Commitments, the period from (but not including) the Effective Date to (but not including) the Initial Revolving Maturity Date, or such earlier date as the Initial Revolving Credit Commitments shall terminate in full as provided herein.

“Initial Revolving Commitment Fee Rate” means, for any day, (x) prior to the date of the first delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and a Compliance Certificate pursuant to Section 5.01(h), 0.375% per annum and (y) on and after such date, the Initial Revolving Commitment Fee Rate determined in accordance with the Pricing Grid.

“Initial Revolving Credit Commitment” means, as to any Initial Revolving Lender, its obligation to make Initial Revolving Loans to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Revolving Lender’s name in Schedule 1.01A under the heading “Initial Revolving Credit Commitment”; collectively, as to all the Initial Revolving Lenders, the “Initial Revolving Credit Commitments”. The original amount of the aggregate Initial Revolving Credit Commitments of the Revolving Lenders is $75,000,000.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans made hereunder.

“Initial Revolving Loans” means the revolving loans made by the Initial Revolving Lenders to the Borrower during the Initial Revolving Availability Period pursuant to Section 2.01(a).

“Initial Revolving Lenders” means a Lender with an Initial Revolving Credit Commitment or an outstanding Initial Revolving Loan.

“Initial Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“Initial Term B Borrowing” means any Borrowing comprised of Initial Term B Loans.

“Initial Term B Facility” means the Initial Term B Loan Commitments and the Initial Term B Loans made hereunder.

“Initial Term B Facility Maturity Date” means the fifth anniversary of the Effective Date.

“Initial Term B Lender” means a Lender with an Initial Term B Loan Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial Term B Loans hereunder. The amount of each Term Loan Lender’s Initial Term B Loan Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Initial Term B Loan Commitments as of the Effective Date is $400,000,000.

“Initial Term B Loans” means the term loans made by the Term Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Intellectual Property” means the following: (a) copyrights, mask works (including integrated circuit designs) and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, and other confidential information, including ideas, designs, concepts, compilations of information, databases and rights in data, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) all other intellectual property or industrial property.

“Intercompany Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary owed to and held by the Borrower or any Restricted Subsidiary; provided that the occurrence of any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to constitute a new incurrence of Indebtedness other than Intercompany Indebtedness by the issuer thereof.

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“Intercreditor Agreement” means a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the last day of each March, June, September and December and (ii) the applicable Maturity Date and (b) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the applicable Maturity Date.

“Interest Period” means as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, or such other period that is twelve months or less requested by the Borrower and consented to by all relevant Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit I.

“Issuing Bank” means each Initial Revolving Lender (or affiliate thereof) with a Letter of Credit Issuer Sublimit on Schedule 1.01A, as an Issuing Bank hereunder, and any other Revolving Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity. Any Issuing Bank may issue Letters of Credit through any of its branch offices or through any of its affiliates or any of the branch offices of its affiliates.

“Joint Venture” means a corporation, partnership or other Person (other than a Restricted Subsidiary) jointly owned by the Borrower or a Restricted Subsidiary and one or more Persons that are not Affiliates of the Borrower.

“Junior Debt” has the meaning assigned to such term in Section 6.06(b).

“Junior Debt Prepayment” has the meaning assigned to such term in Section 6.06(b).

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“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case then in effect on such date of determination.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning assigned to such term in Section 1.05(b).

“LCT Test Date” has the meaning assigned to such term in Section 1.05(b).

“LCT-Related Incremental Commitments” has the meaning assigned to such term in Section 2.17(a).

“Lead Arrangers” means the Joint Lead Arrangers and Joint Bookrunners listed on the cover page.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person (excluding Disqualified Institutions) that shall have become a Lender hereto pursuant to an Assignment and Assumption, Incremental Assumption Agreement, Incremental Term Loan Amendment, Extension Amendment or Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrower’s written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided, that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (E) of Section 9.04(b)(ii) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (1) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (3) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees (in accordance with and subject to the restrictions contained in Section 9.04) at the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders, and the Issuing Banks.

“LendingTree Foundation” means a non-profit organization established by Parent or any of its Subsidiaries for the purpose of serving charitable goals, and any successors thereto.

“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in such form as may be approved from time to time by the applicable Issuing Bank. Letters of Credit shall be issued in dollars.

“Letter of Credit Issuer Sublimit” means (a) with respect to each Issuing Bank as of the Effective Date, as set forth on Schedule 1.01A and (b) with respect to any other Issuing Bank, an amount as shall be agreed to by the Administrative Agent, such Issuing Bank and the Borrower.

“Letter of Credit Sublimit” means the lesser of (a) $30,000,000 and (b) the aggregate unused amount of the Revolving Credit Commitments then in effect; provided that the Letter of Credit Sublimit may be increased at any time by any Issuing Bank that agrees to provide such increase.

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“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the aggregate undrawn amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all drawings under Letters of Credit honored by any Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower or with the proceeds of a Revolving Loan. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired without being drawn by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP 98 or because a drawing was presented under such Letter of Credit on or prior to the last date permitted for presentation thereunder but has not yet been honored or dishonored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that “Lien” shall not include any non-exclusive licenses or covenants not to assert under Intellectual Property that do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness.

“Limited Condition Transaction” means (1) any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the Equity Interests or assets or business of another Person or assets constituting a business unit, line of business or division of such Person (a) that is permitted by this Agreement and (b) the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Restricted Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring irrevocable notice in advance thereof.

“Limited Condition Transaction Agreement” means, with respect to any Limited Condition Transaction the definitive documentation in respect thereof.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, each Refinancing Amendment, each Incremental Assumption Agreement, each Incremental Term Loan Amendment, each Extension Amendment, any Intercreditor Agreement to the extent then in effect, the Notes, any documents or certificates executed by the Borrower in favor of an Issuing Bank relating to Letters of Credit and any other document designated in writing by the Administrative Agent with Borrower’s consent (such consent not to be unreasonably withheld) as a Loan Document.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.06(a)(viii)(a) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of the Loan Documents, taken as a whole, or the rights or remedies of the Administrative Agent, the Issuing Banks, or the Lenders thereunder, taken as a whole.

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“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the greater of $35,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period as of such time. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Restricted Subsidiary that when combined with all other Immaterial Subsidiaries either (a) generates in the aggregate 10% or more of the Consolidated EBITDA of the Borrower or (b) holds in the aggregate assets that constitute 10% or more of all consolidated assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent Fiscal Quarter for which financial statements of the Borrower are available; provided that, if the Consolidated EBITDA or consolidated assets of all Restricted Subsidiaries that would otherwise be excluded from being a “Material Subsidiary” pursuant to clauses (a) and (b) above exceeds the applicable thresholds set forth in clause (a) or (b) above, then the Borrower shall designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries to be “Material Subsidiaries” to the extent necessary so that the Consolidated EBITDA and consolidated assets of all Restricted Subsidiaries that are not Material Subsidiaries do not exceed the applicable thresholds set forth in clause (a) or (b) above.

“Maturity Date” means the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable.

“Maturity Exception” has the meaning assigned to such term in Section 2.17(b)(v).

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“MFN Exception” has the meaning assigned to such term in Section 2.17 (b)(x).

“MFN Provision” has the meaning assigned to such term in Section 2.17(b)(x).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, the cash proceeds received by the Borrower or any Restricted Subsidiary in respect of such event net of (a) all Taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Restricted Subsidiaries to third parties in connection with such event and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, (b) all brokerage commissions and fees, attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and other fees and out-of-pocket expenses (including survey costs, title insurance premiums and related search and recording charges) paid by the Borrower or any of its Restricted Subsidiaries to third parties in connection with such event, (c) in the case of a Disposition of an asset, (w) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition, (x) the amount of all payments that are permitted hereunder and are made by the Borrower and its Restricted Subsidiaries (or to establish an escrow for the future repayment thereof) as a result of such event to repay Indebtedness (other than the Initial Term B Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or its Restricted Subsidiaries.

“New Class Loans” has the meaning assigned to such term in Section 9.02(h).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means any promissory notes issued pursuant to Section 2.07(e).

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“Obligations” means (a) the due and punctual payment by the Borrower or the applicable Loan Parties of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including reimbursement amounts drawn on Letters of Credit fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Collateral Agent, the Lenders and/or Issuing Banks under this Agreement and the other Loan Documents and (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to this Agreement and the other Loan Documents.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Convertible Notes” means Indebtedness of the Borrower that is convertible into common stock of the Borrower (and cash in lieu of fractional shares), cash (in an amount determined by reference to the price of such common stock), or a combination thereof.

“Other Incremental Term Loans” has the meaning assigned to such term in Section 2.17(b)(iii).

“Other Revolving Credit Commitments” means, collectively, (a) Incremental Revolving Credit Commitments to make Incremental Revolving Loans, (b) Extended Revolving Credit Commitments to make Extended Revolving Loans and (c) Replacement Revolving Credit Commitments.

“Other Revolving Loans” means, collectively, (a) Incremental Revolving Loans, (b) Extended Revolving Loans and (c) Replacement Revolving Loans.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Other Term Facilities” means the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” means, collectively, (a) Incremental Term Loan Commitments and (b) commitments to make Refinancing Term Loans.

“Other Term Loans” means, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

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“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Payment Recipient” has the meaning assigned to such term in Section 9.21(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning set forth in Section 6.04(g).

“Permitted Call Spread Hedging Agreement” means (a) any agreement pursuant to which the Borrower acquires a call or a capped call option requiring the counterparty thereto to deliver to the Borrower shares of common stock in the Borrower, the cash value of such shares or a combination thereof, or cash or shares representing the termination value of such option or a combination thereof, from time to time upon settlement, exercise or early termination of such option and/or (b) any agreement pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, cash in lieu of delivering shares of common stock or a combination thereof, or cash or shares representing the termination value of such option or a combination thereof, from time to time upon settlement, exercise or early termination thereof, in each case, under clauses (a) and (b), entered into by the Borrower in connection with the issuance of Other Convertible Notes (including, without limitation, the exercise of any over- allotment or initial purchasers’ or underwriters’ option); provided that (i) the terms, conditions and covenants of each such agreement shall be such as are typical and customary for agreements of such type (as determined by the Borrower in good faith) and (ii) in the case of clause (b) above, such agreement would be customarily structured to be classified as an equity instrument under GAAP.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in the form attached hereto as Exhibit E, or such other form as is reasonably satisfactory to the Administrative Agent.

“Permitted Cure Securities” means any Equity Interests of the Borrower issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet overdue for a period of more than thirty (30) days or which are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, health, disability, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, reimbursement obligations in respect of letters of credit, and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole;

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(g) any obligations or duties affecting any of the property of the Borrower or the Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(h) Liens arising from precautionary UCC financing statements regarding operating leases; and

(i) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

“Permitted Foreign Investments” means any of the following, to the extent held in the ordinary course of business and not for speculative purposes; (i) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 364 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any office of any commercial bank organized under the laws of any jurisdiction outside of the United States of America, (ii) euros and Sterling, (iii) investments of the type and maturity described in clauses (a) through (g) of the definition of “Permitted Investments” of foreign obligors, which investments are reasonably appropriate in connection with any business conducted by the Borrower or its Subsidiaries (as determined by the Borrower in good faith) and which investments or obligors (or the parent companies of such obligors) have the ratings described in such clauses or equivalent ratings from S&P and Moody’s and (iv) other short term investments utilized by the Borrower and its Subsidiaries in accordance with normal investment practices for cash management in such country in investments analogous to the investments described in clauses (a) through (g) of the definition of “Permitted Investments” below and in this paragraph and which are reasonably appropriate in connection with any business conducted by the Borrower or its Subsidiaries in such country (as determined by the Borrower in good faith).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 24 months with an aggregate portfolio weighted-average maturity of 12 months or less from the date of acquisition thereof and having, at such date of acquisition, short-term credit ratings of at least A-1 and P-1 by S&P and Moody’s, respectively, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P and Aaa by Moody’s or invest solely in the assets described in clauses (a) through (d) above;

(f) municipal (tax-exempt) investments with a maximum maturity of 24 months with an aggregate portfolio weighted-average maturity of 12 months or less (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the interest rate reset date will be used to determine the maturity date);

(g) variable rate notes issued by, or guaranteed by, any state agency, municipality or domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within 24 months with an aggregate portfolio weighted-average maturity of 12 months or less from the date of acquisition (the interest rate reset date will be used to determine the maturity date); and

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(h) investments made pursuant to and in accordance with the Borrower’s investment policy as approved directly or indirectly by the Borrower’s Board of Directors (or a duly authorized portion thereof), as in effect on the Effective Date and as may be amended, supplemented or otherwise modified from time to time with such approval.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Secured Obligations, one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment.

“Permitted Pari Passu Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Secured Obligations, one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment.

“Permitted Ratio Debt” has the meaning assigned to such term in Section 6.01(i).

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, exchanges, replacements or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, exchanged, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, exchanges, replacements or extension, (b) Indebtedness (other than purchase money Indebtedness and Capital Lease Obligations) resulting from such modification, refinancing, refunding, renewal, exchanges, replacements or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended, in each case, other than any bridge or other interim credit facility or any facility incurred utilizing the Maturity Exception, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, exchange, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is secured, (i) the Indebtedness resulting from such modification refinancing, refunding, renewal, extension, replacement or extension shall only be secured on the same or junior basis as the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended and shall be subject to the applicable Intercreditor Agreement and (ii) no Lien relating thereto shall be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, (f) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is unsecured, the Indebtedness resulting from such modification refinancing, refunding, renewal, extension, replacement or extension shall be unsecured and (g) such Permitted Refinancing Indebtedness is not recourse to any Restricted Subsidiary (other than a Loan Party) that is not an obligor of the Indebtedness being so modified, refinanced, refunded, renewed, exchanged, replaced or extended. For the avoidance of doubt, (x) it is understood that a Permitted Refinancing Indebtedness may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing Indebtedness; provided that such excess amount is otherwise permitted to be incurred under Section 6.01 and (y) for purposes of determining whether Other Convertible Notes meet the foregoing requirements, none of (1) any conversion or settlement upon conversion of such Other Convertible Notes (whether in cash, stock or other property) or the occurrence or satisfaction of any condition that permits any such conversion, (2) any required redemption or repurchase upon a “fundamental change” (customarily defined for such Other Convertible Notes) or upon the passage of time or other regularly-scheduled event (with such passage of time or other regularly-scheduled event being customary in the market for similar convertible indebtedness), nor (3) any right for the issuer of such Other Convertible Notes to redeem such notes, in each case, shall disqualify such Other Convertible Notes from constituting Permitted Refinancing Indebtedness.

“Permitted Securitization Documents” means all documents and agreements evidencing, relating to, contemplated by or otherwise governing a Permitted Securitization Financing, including, but not limited to, each Swap Agreement, management agreement, servicing agreement or arrangement or back-up management agreement entered into in connection therewith.

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“Permitted Securitization Financing” means (a) any receivables purchase/sale, factoring agreements or other similar transactions or arrangements with respect to Securitization Assets and/or (b) any other transaction pursuant to which Securitization Assets or interests therein are or have been sold, contributed or are otherwise directly or indirectly transferred (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets) to a Securitization Entity or to any Person that is not the Borrower or a Subsidiary thereof (including by way of two or more successive such transactions), which transaction or transactions shall be non-recourse to the Borrower and its Subsidiaries (other than recourse to any Securitization Entity and Standard Securitization Undertakings).

“Permitted Securitization Financing Indebtedness” means Indebtedness of the Borrower, any Subsidiary or any Securitization Entity in connection with any Permitted Securitization Financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.16.

“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.

“Prepayment Event” means:

(a) any Disposition of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary pursuant to Section 6.05(b) to the extent the Net Proceeds exceeds $50,000,000 or more in any fiscal year;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in Net Proceeds of $50,000,000 or more in any fiscal year; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01 (other than Refinancing Term Loans and Refinancing Notes).

“Pricing Grid” means, with respect to Revolving Loans, the table set forth below:

Level	First Lien Net Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin For SOFR Loans	Initial Revolving Commitment Fee Rate
Level I	Greater than 2.50:1.00	2.50%	3.50%	0.375%
Level II	Equal to or less than 2.50:1.00 and greater than 2.00:1.00	2.25%	3.25%	0.250%
Level III	Equal to or less than 2.00:1.00	2.00%	3.00%	0.250%

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At any time that the Applicable Margin and/or the Initial Revolving Commitment Fee Rate, as applicable, are to be determined in accordance with the Pricing Grid, each change in the Applicable Margin and Initial Revolving Commitment Fee Rate shall be effective on and after the date of delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or Section 5.01(b) and a Compliance Certificate pursuant to Section 5.01(h) evidencing the related change in the First Lien Net Leverage Ratio. The Applicable Margin and Initial Revolving Commitment Fee Rate shall be determined as if Level I was applicable at any time (i) the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(h) or (ii) the Consolidated EBITDA (as set forth in the most recent Compliance Certificate delivered pursuant to Section 5.01(h)) is not greater than $0. Within three (3) Business Days of receipt of the applicable information under Section 5.01(h) (at any time that the Applicable Margin and/or the Initial Revolving Commitment Fee Rate, as applicable, are to be determined in accordance with the Pricing Grid), the Administrative Agent shall notify the Lenders of the Applicable Margin and/or Initial Revolving Commitment Fee Rate, as applicable, in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Initial Revolving Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Initial Revolving Commitment Fee Rate actually applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate required by Section 5.01(h) for such Applicable Period and (ii) (A) the Applicable Margin or Initial Revolving Commitment Fee Rate shall be deemed to be such higher Applicable Margin or Initial Revolving Commitment Fee Rate and (B) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Margin or Initial Revolving Commitment Fee Rate for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent, any Issuing Bank or any Lender under Section 2.07 or Article VII.

“primary obligor” has the meaning set forth in the definition of “Guarantee.”

“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Schedule 1.01B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis” means, as to any Person, (a) for all Specified Transactions that occur subsequent to the commencement of an applicable measurement period except as set forth in Section 1.05(a), all calculations of the First Lien Net Leverage Ratio, Consolidated EBITDA, Secured Net Leverage Ratio and the Total Net Leverage Ratio will give pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such measurement period and (b) for purposes of calculating the financial covenant set forth in Section 6.11, the First Lien Net Leverage Ratio, Consolidated EBITDA, Secured Net Leverage Ratio or Total Net Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.05. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Whenever any calculation is made on a Pro Forma Basis hereunder, such calculation shall be made in good faith by a Financial Officer; provided that no such calculation shall include cost savings, operating expense reductions, restructuring charges or expense or cost-saving synergies unless such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are (i) either (x) in compliance with Regulation S-X under the Securities Act of 1933, as amended or (y) expected to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within 24 months of the relevant transaction or otherwise consistent with clause (a)(ix) of the definition of “Consolidated EBITDA” and (ii) in an amount for any Test Period, when aggregated with the amount of any increases to Consolidated EBITDA for such Test Period pursuant to clauses (a)(v) and (a)(ix) of the definition of “Consolidated EBITDA,” that does not exceed 25% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis but after giving effect to any increase pursuant to this clause (y) or clauses (a)(v) or (a)(ix) of the definition of “Consolidated EBITDA”).

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“Pro Rata Extension Offers” has the meaning assigned to such term in Section 2.19(a).

“Pro Rata Share” has the meaning assigned to such term in Section 9.02(h).

“Proceeding” has the meaning assigned to such term in Section 9.03(b).

“Proposed Change” shall have the meaning assigned to such term in Section 9.02(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Investor” has the meaning assigned to such term in Section 9.16.

“Public Lender” has the meaning assigned to such term in Section 9.16.

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Acquisition” means an acquisition (or series of related, substantially concurrent acquisitions) permitted under Section 6.04 with aggregate cash consideration (including the assumption of any Indebtedness) of at least $75,000,000.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Ratio Incremental Amount” has the meaning set forth in Section 2.17(a).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Receivables Assets” means, as to the Borrower or any of its Subsidiaries or Securitization Entities, collectively, accounts receivable (including any bills of exchange), lease receivables, loan receivables and other receivables and, in each case, related assets and property from time to time originated, acquired or otherwise owned by such Borrower or such Subsidiary or Securitization Entity (including, without limitation, interest payments).

“Refinancing” has the meaning assigned to that term in Section 4.01(k).

“Refinancing Amendment” has the meaning assigned to that term in Section 2.20(e).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).

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“Refinancing Notes” means any secured or unsecured notes or loans issued by the Borrower or any Guarantor (whether under an indenture, a credit agreement or otherwise (other than this Agreement)) and the Indebtedness represented thereby; provided that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently repay Term Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Term Loans so repaid and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Latest Maturity Date; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Credit Commitments so replaced, as applicable, other than any bridge or other interim credit facility or any facility incurred utilizing the Maturity Exception, (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Credit Commitments so replaced, as applicable (other than (x) in the case of Refinancing Notes in the form of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of Refinancing Notes in the form of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Loan Parties than, those applicable to the Term Loans repaid and/or Commitments replaced, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the other Term Loans outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by the Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and such Refinancing Notes shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable; and (h) all other terms applicable to such Refinancing Notes other than provisions relating to pricing, rate floors, discounts, fees, interest rate margins, optional prepayment, optional redemption and any other pricing terms (which pricing, rate floors, discounts, fees, interest rate margins, optional prepayment, optional redemption and other pricing terms shall not be subject to the provisions set forth in this clause (h)) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially more favorable to the investors in respect of such Refinancing Notes than, the terms, taken as a whole (determined by the Borrower in good faith), applicable to the Term Loans so reduced or the Revolving Credit Commitments so replaced (except (i) to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or are otherwise reasonably acceptable to the Administrative Agent, (ii) to the extent Lenders under the corresponding Term Loans or the Revolving Credit Commitments also receive the benefit of such more favorable terms and (iii) that any such Refinancing Notes may contain any financial maintenance covenants, so long as any such covenant shall not be tighter than (or in addition to) those applicable to the Term Loans or Revolving Credit Commitments then outstanding (unless such covenants are also added for the benefit of the Lenders holding the Term Loans or Revolving Credit Commitments then outstanding, which shall not require consent of the Lenders holding the Term Loans or Revolving Credit Commitments then outstanding and which the Administrative Agent shall add upon the issuance of such Refinancing Notes)).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” has the meaning set forth in Section 2.21(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Revolving Credit Commitments” has the meaning assigned to such term in Section 2.20(c).

“Replacement Revolving Facility” has the meaning assigned to such term in   Section 2.20(c).

“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.20(c).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.20(c).

“Repricing Event” means (a) any prepayment or repayment of any Initial Term B Loan with the proceeds of any Indebtedness in the form of broadly syndicated dollar denominated term “B” loans secured on a pari passu basis with the Initial Term B Loan, or any conversion of any Initial Term B Loan into any new or replacement tranche of such term loans, in each case, the primary purpose (as determined by the Borrower in good faith) of which incurrence is to reduce the All-in Yield lower than the All-in Yield of such Initial Term B Loan at the time of such prepayment or repayment or conversion, but excluding any prepayment, repayment or conversion in connection with a Change in Control or Transformative Acquisition, and (b) any amendment or other modification of this Agreement the primary purpose (as determined by the Borrower in good faith) of which, directly or indirectly, reduces the All-in Yield of any Initial Term B Loan, but excluding any amendment or modification in connection with a Change in Control or Transformative Acquisition.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure and unfunded Commitments representing greater than 50% of the aggregate amount of the Total Credit Exposure and unused Commitments at such time. The Total Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Commitments or (if the Revolving Credit Commitments have terminated, Revolving Loans) that, taken together, represent more than 50% of the sum of all Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Revolving Loans at such time). The Revolving Loans and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Loan Lenders” means, at any time, Initial Term B Lenders having Initial Term B Loan Commitments that, taken together, represent more than 50% of the sum of all outstanding Initial Term B Loan Commitments. The Initial Term B Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Rescindable Amount” has the meaning set forth in Section 2.15.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, or other similar officer of the Borrower.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower and (b) any payment or distribution (whether in cash, securities or other property) of outstanding principal of the Other Convertible Notes above the original principal amount of such Other Convertible Notes (or, in each case, the portion thereof to which such payment or distribution is attributable) (other than in respect of any payment or distribution for which an equivalent amount is or is expected to be received in connection with a related exercise and settlement or termination of a Permitted Call Spread Hedging Agreement pursuant to clause (a) of the definition thereof); provided, that the payment of principal not in excess of the original principal amount (or portion) thereof plus any amount that is or is expected to be received in connection with a related exercise and settlement or termination of a Permitted Call Spread Hedging Agreement pursuant to clause (a) of the definition thereof, and the payment of interest with respect to Other Convertible Notes, shall in each case not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Revolving Availability Period” means (a) with respect to the Initial Revolving Loans, the Initial Revolving Availability Period or (b) with respect to the other Revolving Loans, the “Revolving Availability Period” set forth in any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the Initial Revolving Credit Commitments and of such Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.17 and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04. After the Effective Date, Classes of Revolving Credit Commitments may be added or created pursuant to Extension Amendments, Incremental Assumption Agreements or Refinancing Amendments pursuant to which such Revolving Lender shall have assumed its Revolving Credit Commitment as stated therein, as applicable.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, an amount equal to (a) the aggregate principal amount of such Revolving Lender’s Revolving Loans plus (b) such Revolving Lender’s Revolving Applicable Percentage of the Letter of Credit Usage.

“Revolving Facility” means (a) the Initial Revolving Facility and (b) the Revolving Credit Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class and, for purposes of Section 9.02(b), shall refer to the Revolving Credit Commitment in clause (a) and (b) as a single Class.

“Revolving Facility Test Condition” means, as of the last day of any applicable Fiscal Quarter, without duplication, that the aggregate outstanding amount of (a) all Revolving Loans and (b) disbursements under Letters of Credit that have not been reimbursed within three (3) Business Days (and excluding, for the avoidance of doubt, the amount of any undrawn Letters of Credit and Letters of Credit to the extent Cash Collateralized in compliance with the Agreed L/C Cash Collateral Amount or back-stopped in a manner reasonably satisfactory to the Administrative Agent), in each case as of such date, exceeds $20,000,000 in the aggregate.

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“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Initial Revolving Credit Commitments, the Initial Revolving Maturity Date and (b) with respect to any other Class of Revolving Credit Commitments, the maturity date specified therefor in the applicable Extension Amendment, Incremental Assumption Agreement or Refinancing Amendment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan” means the Initial Revolving Loans and the Other Revolving Loans, as the context shall require.

“Revolving Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Credit Commitments or Revolving Loans of any Revolving Lender or any Letters of Credit issued or participations purchased therein by any Revolving Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of that Revolving Lender by (b) Total Revolving Credit Exposure.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country, region or territory that at any time is itself the subject or target of any comprehensive Sanctions (as of the Effective date consists of Crimea, Cuba, Iran, North Korea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled (as such terms are defined by applicable Sanctions) by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. State Department, or the U.S. Department of the Treasury or the United Nations Security Council, the European Union, Canada or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank, including any such Cash Management Agreement (i) that is in effect on the Effective Date or (ii) is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, including any such Swap Agreement (i) that is in effect on the Effective Date or (ii) is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) the aggregate outstanding principal amount of Indebtedness under clauses (a), (b), (g) or (j) of the definition thereof of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that is secured by Liens on property or assets of the Borrower or any of its Restricted Subsidiaries (after giving effect to any incurrence or repayment of any such Indebtedness on such date) minus Unrestricted Cash and (ii) $0 to (b) Consolidated EBITDA for the Test Period ending on, or most recently ended as of, such date.

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“Secured Obligations” means, collectively, (a) the Obligations, (b) obligations of the Borrower and its Restricted Subsidiaries in respect of any Secured Cash Management Agreement and (c) obligations of the Borrower and its Restricted Subsidiaries in respect of any Secured Hedge Agreement; provided that the Secured Obligations of any Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party, including, in the case of clauses (a) through (d), all interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, each sub-agent appointed pursuant to Article VIII hereof by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document and each other Person to which any of the Secured Obligations is owed.

“Securitization Assets” means, as to the Borrower or any of its Subsidiaries or Securitization Entities, any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned or in which such Person has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) leases and leased property, (c) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (d) revenues related to distribution and merchandising of the products of the Securitization Entities, (e) rents, real estate Taxes and other non-royalty amounts due from franchisees, (f) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (g) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (h) any Equity Interests of any (i) Securitization Entity, (ii) Subsidiary of a Securitization Entity or (iii) Subsidiary that holds solely Securitization Assets (other than Equity Interests described under this clause (h)) designated as such by the Borrower for the purpose of effecting the transfer of such Securitization Assets by way of transferring such Equity Interests in connection with a Permitted Securitization Financing, and, in each case, any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (i) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Securitization Entity to operate in accordance with its stated purposes; (j) any rights and obligations associated with gift card or similar programs and (k) any other assets (including proceeds thereof) customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Securitization Entity” means (a) a corporation, partnership, trust, limited liability company or other entity that is formed or designated from time to time by the Borrower or any Subsidiary in connection with a Permitted Securitization Financing for the purpose of (i) holding, transferring, borrowing against, servicing, providing financing for or providing a security interest in respect of Securitization Assets or interests therein or otherwise affecting such Permitted Securitization Financing, (ii) holding Equity Interests in any Securitization Entity and/or (iii) guaranteeing the obligations of a Securitization Entity and (b) any subsidiary of a Securitization Entity, in each case, so long as (A) such entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to the relevant Permitted Securitization Financing, (B) neither the Borrower nor any Subsidiary (other than a Securitization Entity) issues or incurs any Indebtedness or Guarantee (other than Standard Securitization Undertakings) in respect of, or grants any Lien (other than Liens permitted under Section 6.02) on any of its assets or properties to secure, any Indebtedness, liabilities or other obligations of such entity or otherwise relating to such Permitted Securitization Financing, (C) none of the Borrower nor any of their respective Subsidiaries has any material contract, agreement, arrangement or understanding with such entity other than on terms not materially less favorable to the Borrower or such Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), other than fees payable in the ordinary course of business in connection with servicing Securitization Assets of such entity or otherwise customary for similar securitizations or receivables financings and (D) none of the Borrower nor any of their respective Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than (i) those related to or incidental to the relevant Permitted Securitization Financing and (ii) Standard Securitization Undertakings).

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

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“Security Agreement” means the Security Agreement substantially in the form of Exhibit C dated as of the Effective Date among the Borrower, each Guarantor and the Collateral Agent.

“Security Documents” means the Security Agreement and each other security document or pledge agreement delivered by any Loan Party pursuant to Section 5.11 to secure any of the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any security agreement to be filed with respect to the security interests in personal property created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the Secured Obligations any property of whatever kind or nature.

“Senior Indebtedness” has the meaning assigned to such term in Section 9.02(b).

“SOFR” means the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate based on clause (a) of the definition of Term SOFR.

“Special Purpose Entity” means a direct or indirect subsidiary of the Borrower, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Borrower and/or one or more Subsidiaries of the Borrower.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transaction” means (i) any Disposition and any asset acquisition, Investment (or series of related Investments), in each case, in excess of $5,000,000 (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Restricted Subsidiary and (iii) any incurrence, repayment, repurchase or redemption of Indebtedness.

“Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or any of its Subsidiaries that the Borrower has determined in good faith to be customary in connection with a Permitted Securitization Financing, provided that Standard Securitization Undertakings shall include Securitization Repurchase Obligations but not include any Guarantee or promise, other than by a Securitization Entity, of collectability of any Securitization Assets.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

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“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or commodities.

“Target Person” has the meaning assigned to such term in the last paragraph of Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means each of the Initial Term B Facility and any Other Term Facility.

“Term Facility Maturity Date” means, as the context may require, (a) with respect to the Initial Term B Facility, the Initial Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Term Loan Amendment, Extension Amendment or Refinancing Amendment.

“Term Loan” means the Initial Term B Loans and/or the Other Term Loans.

“Term Loan Borrowing” means any Initial Term B Borrowing or any Borrowing of Other Term Loans.

“Term Loan Commitment” means the commitment of a Term Loan Lender to make Term Loans, including Initial Term B Loans and/or Other Term Loans, in each case, as set forth on Schedule 1.01A or the applicable Incremental Term Loan Amendment or Refinancing Amendment.

“Term Loan Credit Exposure” means, as to any Term Loan Lender at any time, an amount equal to the aggregate principal amount of such Term Loan Lender’s Term Loans outstanding at such time.

“Term Loan Lender” means a Lender having a Term Loan Commitment or that holds Term Loans.

“Term SOFR” means:

(a) for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means each period of four consecutive Fiscal Quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements pursuant to Section 5.01(a) or Section 5.01(b) have been, or were required to be, delivered to the Administrative Agent.

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“Total Credit Exposure” means, as applicable, the Revolving Credit Exposure and/or a Term Loan Credit Exposure.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) the outstanding principal amount of Indebtedness under clauses (a), (b), (g) or (j) of the definition thereof of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of such date (after giving effect to any incurrence or prepayment of Indebtedness on such date) minus Unrestricted Cash and (ii) $0 to (b) Consolidated EBITDA for the Test Period ending on, or most recently ended as of, such date.

“Total Revolving Credit Exposure” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans and (b) the Letter of Credit Usage.

“Transactions” means the Refinancing and the entering into the Facilities as of the Effective Date.

“Transformative Acquisition” means any transaction by the Borrower or any Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower acting in good faith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning set forth in Section 2.21(d).

“Unrestricted Cash” means, as of any date of determination, such cash or Permitted Investments that does not appear (and is not required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to the Collateral Agent to secure the Obligations).

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“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate: (a) any Subsidiary of the Borrower (including any existing Subsidiary and any Subsidiary acquired or formed after the Effective Date) to be an Unrestricted Subsidiary (provided that: (i) such designation shall be deemed an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value (estimated by the Borrower in good faith) of the Borrower’s (or its Restricted Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Restricted Subsidiary), (ii) [reserved], (iii) immediately prior to and after giving effect to such designation, no Event of Default will have occurred and be continuing, (iv) no Subsidiary designated as an Unrestricted Subsidiary may be designated as a restricted subsidiary under any other Indebtedness that is secured on a pari passu basis with or junior basis to the Liens securing the Obligations or that is subordinated to the Obligations or any Other Convertible Notes (in each case, in excess of the greater of $35,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period as of such time), in each case, under which a Loan Party or any Restricted Subsidiary is obligated (and vice versa)) and (v) no Subsidiary designated as an Unrestricted Subsidiary may own or have an exclusive license to use any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (b) any Unrestricted Subsidiary to be a Restricted Subsidiary (provided that: immediately prior to and after giving effect to such designation, no Event of Default will have occurred and be continuing). Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent and the Borrower shall promptly provide to the Administrative Agent a certificate of a Responsible Officer certifying that such designation complied with the applicable foregoing provisions. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time. Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to mandatory prepayments, representations and warranties, affirmative or negative covenant or event of default provisions contained in any Loan Document (other than, in each case, where the applicable provision refers to Subsidiaries, rather than Restricted Subsidiaries).

“USA PATRIOT Act” has the meaning set forth in Section 9.17.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(b)(3).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, for the avoidance of doubt, that clause (i) shall not include any payment (whether in cash, securities or other property) on account of the redemption, repurchase, conversion or settlement with respect to any Other Convertible Notes as a result of a change of control, asset sale or other fundamental change or any early conversion in accordance with the terms of such Other Convertible Notes.

“Wholly Owned Subsidiary” means any Subsidiary of the Borrower all the Equity Interests of which (other than directors’ qualifying shares and Equity Interests held by other Persons to the extent such Equity Interests are required by applicable law to be held by a Person other than the Borrower or one of its Subsidiaries) is owned by the Borrower or one or more Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP requires the Borrower subsequent to the adoption of ASU No. 2016-02 “Leases (Topic 842)” to cause operating leases to be treated as capitalized leases or otherwise to be reflected on such Person’s balance sheet, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases prior to such time shall continue to be treated as operating leases that would not otherwise be required to be reflected on such Person’s balance sheet. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

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Section 1.05 Pro Forma Calculations; Covenant Calculations.

(a) For purposes of any calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Consolidated EBITDA or Total Net Leverage Ratio, in the event that any Specified Transaction has occurred during the Test Period for which the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Consolidated EBITDA or Total Net Leverage Ratio is being calculated or following the end of such Test Period and on or prior to the date of determination, such calculation shall be made on a Pro Forma Basis.

(b) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower or the target of such Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c) Notwithstanding the foregoing, when calculating (i) the First Lien Net Leverage Ratio for purposes of the definition of “Applicable Margin” and (ii) the First Lien Net Leverage Ratio for purposes of Section 6.11, the events described in Section 1.05(b) above that occurred subsequent to the end of the period shall not be made on a Pro Forma Basis.

(d) Notwithstanding anything to the contrary herein, at any time Consolidated EBITDA is less than $0, there shall be no availability under any First Lien Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio test when determining if the Borrower may take any action permitted hereunder (including any incurrence of Indebtedness).

(e) Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (including, without limitation, any First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio tests) (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or test (“Fixed Amounts”) (it being understood that any provision of this Agreement that is expressly limited by a fixed-dollar limitation (including any related builder or grower component) and that includes, as a condition to utilization thereof or to entering into or consummating applicable amounts or transactions in reliance on such provision limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test, shall constitute a “Fixed Amount” hereunder) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio tests) (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred and (ii) in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, shall not be given effect in calculating the applicable Incurrence Based Amount.

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Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II
The Credits

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Revolving Lender holding an Initial Revolving Credit Commitment severally agrees to make Initial Revolving Loans to the Borrower in dollars from time to time during the Initial Revolving Availability Period in an aggregate principal amount that will not result in such Initial Revolving Lender’s aggregate Initial Revolving Loans exceeding such Initial Revolving Lender’s Initial Revolving Credit Commitment and (ii) each Extending Lender severally agrees to make Extended Revolving Loans to the Borrower in dollars from time to time during the applicable Revolving Availability Period in an aggregate principal amount that will not result in such Extending Lender’s aggregate Extended Revolving Loans exceeding such Extending Lender’s Extended Revolving Credit Commitment and (iii) each Incremental Revolving Lender severally agrees to make Incremental Revolving Loans to the Borrower in dollars from time to time during the applicable Revolving Availability Period in an aggregate principal amount that will not result in such Incremental Revolving Lender’s aggregate Incremental Revolving Loans exceeding such Incremental Revolving Lender’s Incremental Revolving Credit Commitment; provided, that after giving effect to the making of any Revolving Loans, in no event shall the Total Revolving Credit Exposure exceed the Revolving Credit Commitments then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Revolving Lender’s Revolving Credit Commitment shall expire on the applicable Revolving Facility Maturity Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Credit Commitments shall be paid in full no later than such date.

(b) Subject to the terms and conditions set forth herein (i) each Initial Term B Lender severally agrees to make Initial Term B Loans to the Borrower in dollars on the Effective Date in an amount not to exceed such Initial Term B Lender’s Initial Term B Loan Commitment, and (ii) each Incremental Term Loan Lender with an Incremental Term Loan Commitment agrees to make Incremental Term Loans to the Borrower in dollars on the relevant borrowing date or during the relevant availability period in an amount equal to such Lender’s applicable Incremental Term Loan Commitment. All such Term Loans shall be made on the applicable date by making immediately available funds available to the Administrative Agent’s designated account or to such other account or accounts as may be designated in writing to the Administrative Agent by the Borrower, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

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Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under such Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.11, 2.12, 2.14, 2.16 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; provided that, notwithstanding the foregoing, a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing (other than a continuation or conversion, which is governed by Section 2.05), the Borrower shall notify the Administrative Agent of such request by telephone (or, by e-mail in accordance with Section 9.01): (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that the notice referred to in this Section 2.03 with respect to a SOFR Borrowing may be delivered no later than 11:00 a.m., New York City time, one (1) Business Day before the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by the Borrower. Each such telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Class of such Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account or such other account or accounts designated in writing by the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.04(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, at the Principal Office of the Administrative Agent. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account or accounts as may be designated in writing to the Administrative Agent by the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand in the case of the Lender and within three (3) Business Days in the case of the Borrower such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone (or, by e-mail in accordance with Section 9.01) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit F and signed by the Borrower.

(c) Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

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If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms of this Agreement, (a) the Initial Revolving Credit Commitments shall terminate on the Initial Revolving Maturity Date, (b) the other Revolving Credit Commitments shall terminate on the applicable Revolving Facility Maturity Date, and (c) the Initial Term B Loan Commitments of each Initial Term B Lender shall be automatically and permanently reduced to $0 upon the making of such Initial Term B Lender’s Initial Term B Loans on the Effective Date pursuant to Section 2.01(b).

(b) The Borrower may at any time, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments and/or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments and/or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Exposure would exceed the Revolving Credit Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Letter of Credit Usage not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied pro rata to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing no later than the applicable Maturity Date. Subject to adjustment pursuant to Section 2.08(i), the Borrower shall repay the Initial Term B Loans on each March 31, June 30, September 30 and December 31 to occur during the term of this Agreement (commencing on the last day of the first full Fiscal Quarter ending after the Effective Date) and on the Initial Term B Facility Maturity Date or, if any such date is not a Business Day, on the next succeeding Business Day, in an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term B Loans outstanding on the Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.08). In the event that any Other Term Loans are made, the Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Term Loan Amendment, Extension Amendment or Refinancing Amendment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal and interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request by written notice to the Borrower (with a copy to the Administrative Agent) that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender (promptly after the Borrower’s receipt of such notice) a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay (without premium or penalty except with respect to Initial Term B Loans as provided in Section 2.08(f), if applicable) any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (i) of this Section 2.08, in a minimum amount equal to $1,000,000 or any integral multiple of $500,000 in excess thereof; provided that the foregoing shall not prohibit prepayment in an amount less than the denominations specified above if the amount of such prepayment constitutes the remaining outstanding balance of the Borrowing being prepaid.

(b) In the event and on each occasion that any Net Proceeds are received by the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within five (5) Business Days after the end of the reinvestment period described below), prepay the Initial Term B Loans in an amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, the Borrower or any Restricted Subsidiary may cause the Net Proceeds from such event (or a portion thereof) to be invested within eighteen (18) months after receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds in the business of the Borrower and its Restricted Subsidiaries (other than reinvestments in working capital, except for short term capital assets, but including to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person), Investments and Capital Expenditures permitted hereunder), in which case no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or such portion of such Net Proceeds so invested) except to the extent of any such Net Proceeds that have not been so invested by the end of such 18-month period (or within a period of one hundred eighty (180) days thereafter if by the end of such initial 18-month period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement or binding commitment to invest such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so invested (and no prepayment shall be required to the extent the aggregate amount of such Net Proceeds that are not reinvested in accordance with this Section 2.08(b) does not exceed in excess of $50,000,000 in any fiscal year of the Borrower (with only the excess above such threshold subject to prepayment)); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Initial Term B Loans and such other Indebtedness.

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(c) In the event that the Borrower has Excess Cash Flow in excess of the greater of $23,000,000 and 20% of Consolidated EBITDA (the “ECF Threshold Amount”) (with only the excess above such threshold subject to prepayment) for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2026, the Borrower shall, within ten (10) Business Days after the date financial statements are required to be delivered pursuant to Section 5.01(a) for such fiscal year, prepay an aggregate principal amount of Initial Term B Loans in an amount equal to the excess of (x) the ECF Percentage of such Excess Cash Flow for such fiscal year over (y) on a dollar-for-dollar basis, without duplication, the aggregate amount of (i) prepayments of Loans and Incremental Loans pursuant to Section 2.08(a) and Incremental Equivalent Debt during such fiscal year, (ii) purchases of Loans and Incremental Loans pursuant to Section 9.04(f) by the Borrower or any Restricted Subsidiary during such fiscal year (determined by the actual cash purchase price paid by such Person for any such purchase and not the par value of the Loans purchased by such Person) (in each case other than with the proceeds of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness) and, in the case of any prepayment of Revolving Loans pursuant to Section 2.08(a), only to the extent accompanied by a permanent reduction of Revolving Credit Commitments on a dollar-for-dollar basis), (iii) the amount of Capital Expenditures made during such fiscal year, (iv) the aggregate consideration during such fiscal year in connection with Investments permitted hereunder or in respect of earnout obligations in respect of the foregoing, (v) the amount of permitted Restricted Payments paid in cash by the Borrower during such fiscal year and permitted Restricted Payments paid in cash by any Subsidiary to any Person other than the Borrowers or any of their Subsidiaries during such fiscal year and (vi) any payment of the kind set forth in the preceding clauses (i) through (v) that the Borrower or any Subsidiary shall, during such fiscal year, have become obligated to, or anticipated or committed to make, in each case in cash and no later than the date ending four consecutive fiscal quarters of the Borrower following the end of such fiscal year; provided that any amount so deducted shall not be deducted again for a subsequent fiscal year.

provided, that (1) any amounts set forth in clauses (i) through (v) above may be applied to any subsequent fiscal year(s) to the extent the aggregate of such amounts exceeds the amount required to reduce to zero, with respect to any given fiscal year, the Excess Cash Flow amount (including after giving effect to the ECF Threshold Amount and carry-forwards of any such excess amounts from prior years) for such fiscal year and (2) the Excess Cash Flow amount shall be increased on a dollar-for-dollar basis by any amounts referred to in clause (v) above that are committed or anticipated to be made during a fiscal year or the period of four consecutive Fiscal Quarters of the Borrower following the end of such fiscal year, to the extent not so made during such fiscal year or four Fiscal Quarter period (in each case solely to the extent such amounts originally reduced the Excess Cash Flow amount pursuant to clause (v) above), with such dollar-for-dollar increase occurring for the Excess Cash Flow Period in which such four Fiscal Quarter period referenced above expired without such cash payment being made.

(d) [Reserved].

(e) Prior to any optional or mandatory prepayment of Borrowings under this Section 2.08, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (i) of this Section 2.08. Mandatory prepayments shall be applied without premium or penalty. Notwithstanding the foregoing, if the Borrower determines to give the Lenders such an election, any Initial Term B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by delivery of a written notice, including via e-mail) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.08 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.08 or a prepayment pursuant to clause (c) of the definition of “Prepayment Event” which may not be declined) (such declined amounts, the “Declined Proceeds”), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount.

(f) In the event any Initial Term B Loans are subject to a Repricing Event prior to the date that is six months after the Effective Date, then each Lender whose Initial Term B Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Initial Term B Loans pursuant to Section 2.16, in each case in connection with such Repricing Event or which holds an Initial Term B Loan the All-in Yield of which is reduced as a result of a Repricing Event shall be paid an amount equal to 1.00% of the aggregate principal amount of such Lender’s Initial Term B Loans so prepaid, repaid, assigned or repriced.

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(g) If at any time, the Total Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall forthwith prepay first, Revolving Loans, and second Cash Collateralize the outstanding amount of Letter of Credit Usage at the Agreed L/C Cash Collateral Amount, to the extent necessary so that the Total Revolving Credit Exposure shall not exceed the Revolving Credit Commitments then in effect (or, in the case of Letter of Credit Usage, such amounts are fully Cash Collateralized in compliance with the Agreed L/C Cash Collateral Amount).

(h) If, after giving effect to any prepayment of the Revolving Credit Commitments that results in a reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess (including a corresponding reduction to each Issuing Bank’s Letter of Credit Issuer Sublimit (ratably) unless otherwise agreed by the Borrower and each applicable Issuing Bank).

(i) The Borrower shall notify the Administrative Agent by telephone (or by e-mail in accordance with Section 9.01 and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of such prepayment (or such later time as the Administrative Agent may agree), and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. If a notice of optional prepayment is conditioned upon the effectiveness of other credit facilities or consummation of any other transaction, then such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each prepayment of a Term Loan Borrowing pursuant to Section 2.08(a) shall be applied to the remaining scheduled payments of the applicable Term Loans included in the prepaid Term Loan Borrowing in such order as directed by the Borrower, but absent such direction, in direct order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. Each prepayment of Initial Term B Loans pursuant to Sections 2.08(b) and (c) shall be applied to the remaining scheduled amortization payments of the Initial Term B Loans in direct order of maturity.

(j) Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that the payment of any amounts attributable to Foreign Subsidiaries that are required to be prepaid pursuant to Section 2.08(b) or (c) would result in adverse tax consequences or cost (other than de minimis adverse tax consequences or cost) or are prohibited or delayed by any Requirement of Law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) from being repatriated to the Borrower, then the Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 2.08(b) and (c) (and, for the avoidance of doubt, the Borrower and its Restricted Subsidiaries shall not be required to increase the amount of mandatory prepayments required to be made to offset the application of such limitation and any reduction of mandatory prepayments as a result thereof); provided that, (i) the Borrower shall take commercially reasonable actions required by applicable law to permit the repatriation of relevant amounts solely within 365 days following the end of the applicable Excess Cash Flow period and (ii) upon such adverse tax consequence or cost or legal restriction ceasing to exist, in each case, solely within 365 days following the end of the applicable Excess Cash Flow period, such mandatory prepayments shall promptly be made.

Section 2.09 Fees.

(a) The Borrower agrees to pay to Revolving Lenders (other than any Defaulting Lender):

(i) unused commitment fees equal to (A) the average of the daily difference between (1) the Revolving Credit Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, multiplied by (B) the Applicable Revolving Commitment Fee Rate; and

(ii) a Letter of Credit participation fee equal to the Applicable Margin then in effect for SOFR Revolving Loans, multiplied by the average daily undrawn amount of the outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

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All fees referred to in this Section 2.09(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Revolving Lender its Revolving Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, multiplied by the face amount of such Letters of Credit issued during such year without regard to whether any such Letter of Credit remains outstanding; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the applicable Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.09(a) and Section 2.09(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Availability Period, commencing December 31, 2025 and on the Revolving Facility Maturity Date.

(d) [reserved.]

(e) [reserved.].

(f) On the Effective Date, the Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Initial Term B Lender, 1.00% of the aggregate principal amount of the Initial Term B Loan Commitment of such Initial Term B Lender.

(g) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(h) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest.

(a) The Revolving Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Revolving Loans. The Initial Term B Loans comprising each ABR Term Loan Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Initial Term B Loans.

(b) The Revolving Loans comprising each SOFR Revolving Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin for SOFR Revolving Loans. The Initial Term B Loans comprising each SOFR Term Loan Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin for SOFR Initial Term B Loans.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a) and (b) of this Section 2.10 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Initial Term B Loans as provided in paragraph (a) of this Section 2.10 (in each case, unless waived by the Required Lenders).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to ABR Revolving Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect ABR Loans.

(g) Interest payable pursuant to Section 2.10(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the applicable Issuing Bank of any payment of interest pursuant to Section 2.10(f), such Issuing Bank shall distribute to the Administrative Agent, for the account of each Revolving Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Revolving Lender which has paid all amounts payable by it under Section 2.21(e) with respect to such honored drawing such Revolving Lender’s Revolving Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.11 Inability to Determine Rates.

(a) Inability to Determine Rates. If in connection with any request for a SOFR Loan or a conversion of ABR Loans to SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.11(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (in each case to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended to the extent such component is affected, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein and (ii) any outstanding SOFR Loans that are affected shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

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(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one-month, three-month and six-month interest periods of Term SOFR, including, without limitation, because Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”), then, on a date and time determined by the Administrative Agent and the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, unless the Borrower otherwise agrees in writing, no earlier than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR (the “Successor Rate”) for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

If the SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.11(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.11 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

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In connection with the implementation of a Successor Rate, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or to such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, within ten (10) days following request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section 2.12), as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such Person shall only be entitled to seek such additional amounts if such Person certifies that it is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within ten (10) days following request of such Lender (accompanied by a certificate in accordance with paragraph (c) of this Section 2.12); provided that such Person shall only be entitled to seek such additional amounts if such Person certifies that it is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(c) A certificate of a Lender setting forth in reasonable detail the basis for and computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.13 [Reserved].

Section 2.14 Taxes.

(a) Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.14) each applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Indemnification by the Loan Parties. Without duplication of any amounts described in paragraph (a) above, the Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) [Reserved].

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

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(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(2) an executed copy of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b) (3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the Effective Date and

(E) On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. The Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Effective Date.

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Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.14(f).

(g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any of the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay to the indemnifying Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to indemnifying Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying Loan Party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “Requirements of Law” includes FATCA.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Agent’s Clawback.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12 or 2.14, or otherwise) prior to the time expressly required hereunder for such payment or, if no such time is expressly required, prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim at the Principal Office of the Administrative Agent for the account of Lenders. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable account specified in Schedule 2.15 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.12, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.15(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Banks, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Any proceeds of any Collateral securing the Secured Obligations in connection with any enforcement or any bankruptcy or insolvency proceeding or any other payments received after the acceleration of the Secured Obligations in accordance with Article VII shall be applied, subject to any applicable Intercreditor Agreement, first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents from the Loan Parties, second, to pay any fees or expense reimbursements then due to the Lenders and Issuing Banks (other than on account of Secured Cash Management Agreements or Secured Hedging Agreements) from the Loan Parties ratably, third, to pay interest and commitment fees then due and payable hereunder (other than on account of Secured Cash Management Agreements or Secured Hedging Agreements) ratably, fourth, to prepay principal on the Loans and Letters of Credit (including to Cash Collateralize that portion of the Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit in an amount up to the Agreed L/C Cash Collateral Amount) and to pay any amounts owing with respect to the Secured Cash Management Agreements and Secured Hedge Agreements, ratably (with amounts applied to any such Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof) ratably, fifth, to the payment of any other Secured Obligation due to any Secured Party ratably, and sixth, after all of the Secured Obligations (other than contingent indemnification obligations not yet due and owing) have been paid in full (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), to the Borrower or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing in this Section 2.15(f), amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

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Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment within ten (10) Business Days following request of such Lender (accompanied by reasonable back-up documentation relating thereto).

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) above, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or any Lender refuses to make an Extension Election pursuant to Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.12 and 2.14) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of the applicable Loans or Commitments, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.08(f)), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17 Incremental Commitments.

(a) At any time prior to the Latest Maturity Date, the Borrower may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender), request that one or more Persons (which may include the then-existing Lenders; provided that no Lender shall be obligated to provide such Incremental Commitments and any such Lender may elect or decline in its sole discretion to provide Incremental Commitments) establish Incremental Revolving Credit Commitments or Incremental Term Loans under this paragraph (a), it being understood that (w) if such Incremental Term Loan Commitment is to be provided by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 9.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld), (x) if such Incremental Revolving Credit Commitment is to be provided by a Person that is not already a Revolving Lender, the Administrative Agent and each Issuing Bank shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 9.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld) and (y) the Borrower may agree to accept less than the amount of any proposed Incremental Commitment. The minimum aggregate principal amount of any Incremental Commitment shall be $10,000,000 (or such lesser amount as may be agreed by the Administrative Agent).

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In no event shall the aggregate amount of all Incremental Commitments pursuant to this paragraph (a) (when taken together with any Incremental Equivalent Debt incurred prior to such date) exceed an amount equal to the sum of (i) the greater of $58,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time, (ii) the aggregate principal amount of voluntary prepayments and loan buybacks pursuant to Dutch auctions and other purchases, retirements, redemptions or repurchases, in the amount actually paid to retire such Indebtedness in connection with such buy-backs of (x) the Term Loans and any Incremental Equivalent Debt, (y) any Revolving Loans to the extent accompanied by a dollar-for-dollar permanent reduction in the Revolving Credit Commitments with respect thereto and (z) other Indebtedness secured on a pari passu basis to the Facilities, in each case, other than prepayments from proceeds of Long-Term Indebtedness (other than any Revolving Loans) or prepayments of Indebtedness incurred under clause (iii) below (including, without limitation, Indebtedness reclassified as having been incurred under clause (iii) below), (iii) any additional amount so long as on the date of incurrence of such Incremental Commitment (subject to the terms of Section 2.17(b) below), in the case of this clause (iii), (A) with respect to Indebtedness secured by a Lien on the Collateral on a pari passu basis to the Lien securing the Term Loans, the First Lien Net Leverage Ratio on a Pro Forma Basis (assuming the full amount available thereunder is drawn (provided that, in the case of an Incremental Term Loans in the form of a delayed draw term loan facility, such commitments thereunder shall be assumed to be fully drawn at the time of the establishment of such commitments or, if elected by the Borrower, such loans and commitments shall be tested upon incurrence of such delayed draw term loan facility) and including the use of proceeds of all Indebtedness but without netting the cash proceeds thereof) either (i) does not exceed (A) 3.10 to 1.00 or (ii) if incurred in connection with a Permitted Acquisition or Investment permitted hereunder, the First Lien Net Leverage Ratio in effect immediately prior to such incurrence, (B) with respect to Indebtedness secured by a Lien on the Collateral on a junior basis to the Lien securing the Term Loans, the Secured Net Leverage Ratio on a Pro Forma Basis (assuming the full amount available thereunder is drawn (provided that, in the case of an Incremental Term Loans in the form of a delayed draw term loan facility, such commitments thereunder shall be assumed to be fully drawn at the time of the establishment of such commitments or, if elected by the Borrower, such loans and commitments shall be tested upon incurrence of such delayed draw term loan facility) and including the use of proceeds of all Indebtedness but without netting the cash proceeds thereof) either (i) does not exceed 3.50 to 1.00 or (ii) if incurred in connection with a Permitted Acquisition or Investment permitted hereunder, the Secured Net Leverage Ratio in effect immediately prior to such incurrence, or (C) with respect to unsecured Indebtedness or Indebtedness that is secured by assets not constituting Collateral, the Total Net Leverage Ratio on a Pro Forma Basis (assuming the full amount available thereunder is drawn (provided that, in the case of an Incremental Term Loans in the form of a delayed draw term loan facility, such commitments thereunder shall be assumed to be fully drawn at the time of the establishment of such commitments or, if elected by the Borrower, such loans and commitments shall be tested upon incurrence of such delayed draw term loan facility) and including the use of proceeds of all Indebtedness but without netting the cash proceeds thereof) either (i) does not exceed 4.25 to 1.00 or (ii) if incurred in connection with a Permitted Acquisition or Investment permitted hereunder, the Total Net Leverage Ratio in effect immediately prior to such incurrence (this clause (iii), the “Ratio Incremental Amount”) and (iv) unused amounts under the General Debt Basket. Any Incremental Loan or Incremental Commitment may be established or incurred under either of clauses (i), (ii), (iii) or (iv) above in the Borrower’s discretion, and any Incremental Loan or Incremental Commitment may be established or incurred concurrently under each such clause, and proceeds from any such incurrence under each clause may be utilized in a single transaction by first calculating the incurrence under clause (iii) above, then calculating the incurrence under clauses (i), (ii) and (iv) above and, for the avoidance of doubt, any such incurrence under clauses (i), (ii) and (iv) shall be disregarded for purposes of the pro forma calculation of the First Lien Net Leverage Ratio, Secured Net Leverage and Total Net Leverage for purposes of effectuating the incurrence under clause (iii) in such single or series of related transactions transaction. Any portion of any Incremental Loan or Incremental Commitment established or incurred other than under clause (iii) above shall automatically be reclassified at any time as incurred under clause (iii) if the Borrower meets the applicable ratio under clause (iii) at such time on a Pro Forma Basis at any time subsequent to the incurrence of such Incremental Loan or Incremental Commitment (or would have met such ratio).

The Borrower may arrange for one or more banks or other financial institutions, which may include any Lenders, to extend Revolving Credit Commitments, provide Incremental Term Loans or increase their applicable existing Term Loans in an aggregate amount equal to the amount of the Incremental Commitment. In the event that one or more of such Persons offer to enter into such Revolving Credit Commitments, subject to satisfaction of the other conditions set forth herein, such Persons, each Issuing Bank and the Administrative Agent shall execute and deliver an Incremental Assumption Agreement. Incremental Term Loans may be made hereunder pursuant to an amendment, supplement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Loan Parties, each Lender participating in such tranche, each Person joining this Agreement as Lender by participation in such tranche, if any, and the Administrative Agent. Each Incremental Assumption Agreement and each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.17.

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Notwithstanding the foregoing, no Incremental Revolving Credit Commitments or Incremental Term Loans shall become effective under this Section 2.17 unless on the proposed date of the effectiveness of such Incremental Commitment (i) the Administrative Agent shall have received a certificate dated such date and executed by a Responsible Officer of the Borrower that, subject to the proviso set forth below, the conditions set forth in paragraphs (a) and (c) of Section 4.02 shall have been satisfied, (ii) the Administrative Agent shall have received documents from the Borrower consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Commitment and (iii) the Administrative Agent shall have received customary legal opinions or other certificates reasonably requested by the Administrative Agent in connection with any such transaction; provided that, with respect to any Incremental Commitment incurred for the primary purpose of financing a Limited Condition Transaction (“LCT-Related Incremental Commitments”), clause (i) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of effectiveness of the related Limited Condition Transaction Agreement, no Event of Default or Default is in existence or would result from entry into such Limited Condition Transaction Agreement, (2) as of the date of the initial borrowing pursuant to such LCT-Related Incremental Commitment, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 is in existence immediately before or immediately after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and (3) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) as of the date of effectiveness of the applicable Limited Condition Transaction Agreement (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) as of such earlier date). Nothing contained in this Section 2.17 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder, or provide Incremental Term Loans, at any time.

(b) The Loan Parties and each Incremental Term Loan Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement or Incremental Term Loan Amendment, as applicable, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender and/or Incremental Revolving Credit Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement or Incremental Term Loan Amendment, as applicable, shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Credit Commitments; provided that:

(i) any commitments to make Incremental Term Loans in the form of additional Initial Term B Loans (“Additional Term B Loans”) shall have the same terms (other than original issue discount, upfront fees or interest rate) as the Initial Term B Loans, and shall form part of the same Class of Initial Term B Loans,

(ii) any commitments to make Incremental Revolving Loans shall have the same terms (other than upfront fees or interest rate) as the Initial Revolving Loans and shall form part of the same Class of Initial Revolving Loans,

(iii) any commitments to make Term Loans with pricing, maturity, amortization and/or other terms different from the Initial Term B Loans (“Other Incremental Term Loans”) shall be subject to compliance with clauses (iv) through (ix) below (without limiting the effect of such clauses in respect of Additional Term B Loans and Incremental Revolving Loans, as set forth therein),

(iv) Incremental Loans secured on a pari passu basis will be secured by Liens that rank equal in priority with the Liens securing the existing Loans and will rank equal in payment priority with the existing Loans,

(v) the final maturity date of any Other Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to Term Loans in effect at the date of incurrence of such Other Incremental Term Loans, and, except as to pricing, amortization, prepayments, final maturity date and ranking as to security and payment priority (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Loan Lenders in their sole discretion), the Other Incremental Term Loans shall have terms, to the extent not materially consistent with the Initial Term B Loans, that are not materially more favorable, taken as a whole, to the lenders providing such Incremental Term Loans than the terms of the Initial Term B Loans (except to the extent such terms (w) are reasonably satisfactory to the Administrative Agent, (x) are conformed (or added) in for the benefit of the Initial Term B Loans pursuant to an amendment to this Agreement, (y) are applicable solely to periods after the Latest Maturity Date of the Initial Term B Loans existing at the time of the incurrence of such incremental facility or (z) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith)); provided that this clause (v) shall not apply to (A) any bridge or other interim credit facility or (B) Incremental Term Loans in an aggregate principal amount not exceeding the greater of $116,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period as of such time (the “Maturity Exception”),

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(vi) the Weighted Average Life to Maturity of any Other Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then outstanding Term Loans with the longest remaining Weighted Average Life to Maturity, other than any bridge or other interim credit facility and Incremental Term Loans incurred under the Maturity Exception,

(vii) there shall be no borrower (other than the Borrower) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Credit Commitments,

(viii) the Other Incremental Term Loans, for purposes of (x) any voluntary prepayments, may provide for the ability to participate on a pro rata basis, less than pro rata basis or greater than pro rata basis and (y) mandatory prepayments, may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis, except in respect of Refinancing Term Loans and Refinancing Notes),

(ix) Incremental Term Loans and Incremental Revolving Credit Commitments shall not be secured by any assets other than the Collateral, and

(x) the interest rate margins, currency, pricing, discounts, rate floors, fees and (subject to clause (vi) above) amortization schedule applicable to Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Loan Lenders; provided that in the event that the All-in Yield for any Incremental Term Loan established on or prior to the six (6) month anniversary of the Effective Date that (A) is a broadly syndicated term “B” loan, (B) is secured by the Collateral on a pari passu basis with the Initial Term B Loans, (C) is incurred pursuant to the Ratio Incremental Amount, (D) is incurred other than for purposes of consummating a Permitted Acquisition or other Investment permitted hereunder, (E) matures earlier than the first anniversary of the Term Facility Maturity Date with respect to any Incremental Term Loan and (F) is denominated in US dollars, is higher than the All-in Yield for the outstanding Initial Term B Loans hereunder immediately prior to the incurrence of the applicable Incremental Term Loans by more than 50 basis points, then the effective interest rate margin for the Initial Term B Loans at the time such Incremental Term Loans are incurred shall be increased to the extent necessary so that the All-in Yield for the Initial Term B Loans is equal to the All-in Yield for such Incremental Term Loans minus 50 basis points (this clause (x), the “MFN Provision”) provided that the MFN Provision shall not apply to (A) Incremental Term Loans in an aggregate principal amount not exceeding the greater of $116,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period as of such time (the “MFN Exception”),

(xi) Incremental Term Loans secured on a pari passu basis with the Initial Term B Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Incremental Term Loan Amendment.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement or Incremental Term Loan Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 9.02. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.17 and any such Collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of Incremental Revolving Credit Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis.

Notwithstanding anything to the contrary, this Section 2.17 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

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Section 2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or Section 2.08(f) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or (d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Usage. If any Letter of Credit Usage exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and (y) the sum of any Non-Defaulting Lender’s Revolving Credit Exposure plus its Revolving Pro Rata Share of such Defaulting Lender’s Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Revolving Credit Commitment; provided, subject to Section 9.19, that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day following notice by Administrative Agent, Cash Collateralize for the benefit of each applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.21(i) for so long as such Letter of Credit Usage is outstanding;

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(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(a) or (d) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is Cash Collateralized;

(iv) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a) and (d) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(a) with respect to such Defaulting Lender’s Letter of Credit Usage that is not so reallocated or Cash Collateralized shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or Cash Collateralized.

(c) Letter of Credit Issuance. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.18(b)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.18(b)(i) (and such Defaulting Lender shall not participate therein).

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of the applicable Class to be held pro rata by the Lenders in accordance with the Commitments of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) Termination of a Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Revolving Lender that is a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(f) If (i) a Bankruptcy Event with respect to a holding company of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the applicable Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Revolving Lender, reasonably satisfactory to such Issuing Bank to defease any risk to it in respect of such Revolving Lender hereunder.

(g) In the event that the Administrative Agent, the Borrower and each of the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment and on such date such Revolving Lender shall purchase at par such of the Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Applicable Percentage.

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Section 2.19 Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Credit Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Credit Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans); provided that any Lender offered or approached to provide an Extension (as defined below), may elect to or decline in its sole discretion to provide an Extension. For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Credit Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Credit Commitment for such Lender if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an “ Extended Revolving Credit Commitment,” and any Revolving Loan made pursuant to such Extended Revolving Credit Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Credit Commitment shall become effective (the “Extension Election”), which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) no Default shall have occurred and be continuing at the time the offering document in respect of a Pro Rata Extension Offer is delivered to the Lenders, (ii) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) as of the date of effectiveness of the Extension Amendment (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) as of such earlier date), (iii) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (iv) and (v) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, other than any bridge or other interim credit facility and (vi) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Credit Commitment shall have (w) the same terms as the existing Class of Revolving Credit Commitments from which they are extended, (x) have such other terms as shall be reasonably satisfactory to the Administrative Agent (in consultation with the other Revolving Lenders) and (y) require the consent of each Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned), to the extent the Extension Amendment provides for participations in Letters of Credit expiring on or after the scheduled Revolving Facility Maturity Date in respect of the existing Revolving Loans or existing Revolving Credit Commitments to be reallocated to Revolving Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby as provided for in Section 9.02. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. In connection with any Extension Amendment, the Administrative Agent shall have received customary legal opinions or other certificates reasonably requested by the it in connection with any such transaction.

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(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended and (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Credit Commitments.

(e) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Notwithstanding anything to the contrary, this Section 2.19 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

Section 2.20 Refinancing Amendments.

(a) Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”) or Refinancing Notes pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, all Net Proceeds of which are used to refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans or Refinancing Notes shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i) immediately before and immediately after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) the final maturity date of the Refinancing Term Loans or Refinancing Notes shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, other than any bridge or other interim credit facility;

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans, other than any bridge or other interim credit facility;

(iv) the aggregate principal amount of the Refinancing Term Loans or Refinancing Notes shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

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(v) all other terms applicable to such Refinancing Term Loans or Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Initial Term B Loans (except to the extent such covenants and other terms apply solely to any period after the then applicable Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent); provided that any such Refinancing Term Loans or Refinancing Notes may contain any financial maintenance covenants, so long as any such covenant shall not be more restrictive to the Borrower than (or in addition to) those applicable to the Term Loans or Revolving Credit Commitment then outstanding (unless such covenants are also added for the benefit of the Lenders, which shall not require consent of the Lenders holding the Term Loans or Revolving Credit Commitments then outstanding and which the Administrative Agent shall add to this Agreement effective on such Refinancing Effective Date);

(vi) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans and Refinancing Notes;

(vii) Refinancing Term Loans and Refinancing Notes shall not be secured by any assets other than the Collateral; and

(viii) Refinancing Term Loans and Refinancing Notes may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.

(b) The Borrower may approach any Lender or any other Person that would be a permitted assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans or Refinancing Notes; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans or Refinancing Notes may elect or decline, in its sole discretion, to provide a Refinancing Term Loan or Refinancing Notes. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Credit Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that (i) immediately before and immediately after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied, (ii) after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iii) no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Credit Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to fees, interest rates and other pricing terms) and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Credit Commitments and taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); provided that any such Replacement Revolving Facilities may contain any financial maintenance covenants, so long as any such covenant shall not be tighter than (or in addition to) those applicable to the Term Loans or Revolving Credit Commitment then outstanding (unless such covenants are also added for the benefit of the Lenders holding the Term Loans or Revolving Credit Commitments then outstanding, which shall not require consent of the Lenders holding the Term Loans or Revolving Credit Commitments then outstanding and which the Administrative Agent shall add to this Agreement upon the applicable Replacement Revolving Facility Effective Date); (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantor) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any assets other than the Collateral.

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(d) The Borrower may approach any Lender or any other Person that would be a permitted assignee of a Revolving Credit Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

(e) The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have an Other Revolving Credit Commitment having the terms of such Replacement Revolving Credit Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the other Secured Obligations. In connection with any Refinancing Amendment, the Administrative Agent shall have received customary legal opinions or other certificates reasonably requested by the it in connection with any such transaction.

Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

Section 2.21 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) During the Initial Revolving Availability Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit (or amend, renew, increase or extend an outstanding Letter of Credit) at the request and for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that (i) each Letter of Credit shall be denominated in dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to such Issuing Bank; (iii) after giving effect to such issuance or increase, in no event shall (x) the Total Revolving Credit Exposure exceed the Revolving Credit Commitments then in effect or (y) any Revolving Lender’s Revolving Credit Exposure exceed such Revolving Lender’s Revolving Credit Commitment; (iv) after giving effect to such issuance or increase, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance or increase, unless otherwise agreed to by the applicable Issuing Bank in writing, in no event shall the Letter of Credit Usage with respect to the Letters of Credit issued by such Issuing Bank exceed the Letter of Credit Issuer Sublimit of such Issuing Bank then in effect and (vi) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the Initial Revolving Maturity Date and (B) the date which is twelve months from the original date of issuance of such Letter of Credit. Subject to the foregoing, an Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period and provides notice to that effect to the Borrower; provided that such Issuing Bank is not required to extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, that if any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit unless the applicable Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Revolving Applicable Percentage of the Letter of Credit Usage (in an amount equal to the Agreed L/C Cash Collateral Amount with respect thereto) at such time on terms reasonably satisfactory to the applicable Issuing Bank. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP 98 shall apply to each Letter of Credit. Notwithstanding anything to the contrary set forth herein, an Issuing Bank shall not be required to issue a Letter of Credit if the issuance of such Letter of Credit would violate any laws binding upon such Issuing Bank and/or the issuance of such Letters of Credit would violate any policies of the Issuing Bank applicable to Letters of Credit generally.

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(b) Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to each of the Administrative Agent and an Issuing Bank an Issuance Notice and Application no later than 12:00 p.m., New York City time, at least five (5) Business Days in advance of the proposed date of issuance or such shorter period as may be agreed to by such Issuing Bank in its reasonable discretion in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by such Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act or as otherwise customarily requested by such Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02, such Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.21(e).

(c) In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, an Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit that appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary. As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by each Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Banks’ rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.21(c), the Borrower shall retain any and all rights it may have against any Issuing Bank for any liability solely resulting from the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

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(d) In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in dollars and in same day funds equal to the amount of such honored drawing. If the Borrower fails to timely reimburse an Issuing Bank on the Reimbursement Date, the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.21(d) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 1:00 p.m., New York City time, on the date such drawing is honored that the Borrower intends to reimburse the applicable Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting the Revolving Lenders to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount in dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, the Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.21(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Loans under this Section 2.21(d).

(e) Immediately upon the issuance of each Letter of Credit , each Revolving Lender having a Revolving Credit Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Revolving Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the applicable Issuing Bank as provided in Section 2.21(d), such Issuing Bank shall promptly notify the Administrative Agent (who, in turn, will promptly notify each Revolving Lender) of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Revolving Pro Rata Share. Each Lender shall make available to the Administrative Agent, for the account of such Issuing Bank, an amount equal to its respective participation, in dollars and in same day funds, no later than 12:00 p.m., New York City time, on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by such Issuing Bank. In the event that any Revolving Lender fails to make available to the Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 2.21(e), an Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon for three Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.21(e) shall be deemed to prejudice the right of any Lender to recover from an Issuing Bank any amounts made available by such Revolving Lender to such Issuing Bank pursuant to this Section 2.21 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Revolving Lender constituted gross negligence, bad faith or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of such Issuing Bank. In the event an Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.21(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent (who, in turn, will distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.21(e) with respect to such honored drawing such Revolving Lender’s Revolving Pro Rata Share thereof) all payments subsequently received by such Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on its Administrative Questionnaire or at such other address as such Revolving Lender may request.

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(f) The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Revolving Lenders pursuant to Section 2.21(d) and the obligations of the Revolving Lenders under Section 2.21(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Revolving Lender may have at any time against an actual or purported beneficiary or any actual or purported transferee of any Letter of Credit (or any Persons for whom any such actual or purported transferee may be acting), any Issuing Bank, any Revolving Lender or any other Person or, in the case of a Revolving Lender, against the Borrower or any of its Subsidiaries, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the actual or purported beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) the occurrence or continuance of an Event of Default or a Default or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) Without duplication of any obligation of the Borrower under Section 9.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented out-of-pocket costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of outside counsel (limited to one outside counsel per applicable jurisdiction and, in the case of a conflict of interest where the person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected person)), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit by an Issuing Bank, other than as a result of the gross negligence, bad faith or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, (B) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (C) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) An Issuing Bank may resign as an Issuing Bank upon thirty (30) days prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the Effective Date of any such replacement or resignation, any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

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(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon on or before the Business Day following the day of such demand (or if such demand is given to the Borrower prior to 4:00 p.m. on a Business Day, on such Business Day); provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i), or if the maturity of the Loans has been accelerated. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Issuing Banks with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy the other Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within seven Business Days after all Events of Default have been cured or waived, so long as no other Event of Default occurs prior to the return of such Cash Collateral to the Borrower. Notwithstanding anything to the contrary herein, if as of the expiration date of any Letter of Credit any obligation thereunder remains outstanding, the Borrower shall, at the request of the applicable Issuing Bank, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon on or before the Business Day following the day of such request (or if such request is given to the Borrower prior to 4:00 p.m. on a Business Day, on such Business Day).

(j) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.21, the provisions of this Section 2.21 shall apply.

Section 2.22 Illegality. If any Lender reasonably determines that any Change in Law after the Effective Date has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment and conversion. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

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Article III
Representations and Warranties

The Borrower represents and warrants to the Lenders and Issuing Banks that:

Section 3.01 Organization. Each of the Borrower and its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, and (ii) has the requisite power and authority to conduct its business as it is presently being conducted, except in the case of clause (i) (other than with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries are qualified and licensed in all jurisdictions where they are required to be so qualified or licensed to operate their business and where the failure to so qualify or be licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, constitutes, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such other Loan Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and requirements of reasonableness, good faith and fair dealing.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents by each Loan Party party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are (or will so be) in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or (ii) any applicable Order of any Governmental Authority, except, in each case, to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party, (d) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon the Borrower or any of its Restricted Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries (other than pursuant to a Loan Document) except to the extent such violation, default or right, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created under the Loan Documents.

Section 3.04 Financial Statements; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of operations, changes in equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by PricewaterhouseCoopers LLP, independent certified public accountants, and (ii) its consolidated balance sheet and statements of operations and cash flows as of and for the Fiscal Quarter and the portion of the fiscal year ended June 30, 2025. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

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(b) The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its consolidated Subsidiaries as of and for the period of 12 consecutive months ended as of the most recently ended Fiscal Quarter for which financial statements are available, prepared giving effect to the Transactions as if the Transactions had occurred on such date, in the case of such balance sheet, or at the beginning of such period, in the case of such statements of operations. Such pro forma consolidated balance sheet and pro forma statements of operations present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower and its consolidated Subsidiaries as of and for the period of 12 consecutive months ended as of the most recently ended Fiscal Quarter for which financial statements are available, as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(c) Since December 31, 2024, there has been no event, circumstance or condition that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, or easements or other limited property interests in, all its real and tangible personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use all Intellectual Property reasonably necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use which would not reasonably be expected to result in a Material Adverse Effect. (a) The operation of the Borrower’s and its Restricted Subsidiaries’ respective businesses, including the use of Intellectual Property, by the Borrower and its Restricted Subsidiaries, does not infringe on or violate the rights of any Person, (b) no Intellectual Property of the Borrower or any of its Restricted Subsidiaries is being infringed upon or violated by any Person in any material respect, and (c) no claim is pending or threatened in writing challenging the ownership, use or the validity of any Intellectual Property of the Borrower or any Restricted Subsidiary, except for infringements, violations and claims referred to in the foregoing clauses (a), (b) and (c) that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Investment Company Status; Other Regulatory Scheme. Neither the Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme which prohibits the incurrence of Indebtedness.

Section 3.10 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP) or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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Section 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA. The present value of all accumulated benefit obligations under each Plan and under all Plans in the aggregate (based on the assumption used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan by an amount that, if required to be paid as of such date by the Borrower and the Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect.

Section 3.12 Labor Matters. On the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing that would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters in any manner that would reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Restricted Subsidiaries except to the extent non-payment or failure to accrue would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries is bound that would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Insurance. The properties of the Borrower and each of its Restricted Subsidiaries are insured with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

Section 3.14 Solvency. Immediately following the making of each Loan made on the Effective Date (assuming the full amount of the Initial Term B Loan Commitment is drawn on the Effective Date) and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower (on a consolidated basis with its Restricted Subsidiaries) will exceed its debts and liabilities, subordinate, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower (on a consolidated basis with its Restricted Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, as such debts and other liabilities become absolute and matured; (c) the Borrower (on a consolidated basis with its Restricted Subsidiaries) will be able to pay its debts and liabilities, subordinate, contingent or otherwise as they become absolute and matured; and (d) the Borrower (on a consolidated basis with its Restricted Subsidiaries) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.

Section 3.15 Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a) the name, type of organization and jurisdiction of organization of each direct Subsidiary of each Loan Party, (b) the percentage of each class of Equity Interests owned by each Loan Party in each of its direct Subsidiaries and (c) each joint venture in which any Loan Party owns any Equity Interests, and identifies each such direct Subsidiary of a Loan Party that is a Domestic Subsidiary, a Guarantor and a Foreign Subsidiary, in each case as of the Effective Date.

Section 3.16 Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, when furnished and taken as a whole (as modified or supplemented by other information so furnished) and when taken together with all filings made by the Borrower or its Subsidiaries with the SEC, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time (it being understood that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized and actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).

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Section 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit will be used by the Borrower or any Restricted Subsidiary in any manner that would result in a violation of Regulation U or Regulation X. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 3.18 Use of Proceeds. The proceeds of the Loans on the Effective Date shall be used as described in the first sentence of Section 5.10.

Section 3.19 Anti-Corruption Laws; Sanctions. The Borrower has implemented and maintains in effect or is subject to policies and procedures designed to provide reasonable assurance of compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Borrower, its and its Subsidiaries’ respective agents, in their capacity as such, are in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Borrower, any Subsidiary or, any of their respective directors, officers or, to the knowledge of Borrower, employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person. No Borrowing or proceeds of any Loan or any Letter of Credit will be used in a manner that violates any applicable Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions.

Section 3.20 Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral to the extent described therein and that a security interest in such Collateral can be created under the UCC. As of the Effective Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement when financing statements are filed in the applicable filing offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Encumbrances or as otherwise permitted by Section 6.02) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent a security interest in such Collateral can be created under the UCC, as security for the Secured Obligations to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other Person (except Permitted Encumbrances or as otherwise permitted by Section 6.02).

(b) When the Security Agreement or a short form thereof is filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered trademarks and United States issued patents, United States trademark and patent applications and United States registered copyrights and exclusive licenses of United States registered copyrights, in each case prior and superior in right to the Lien of any other Person, except for Permitted Encumbrances or as otherwise permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, trademark and patent applications and registered copyrights and exclusive licenses of registered copyrights acquired by the Loan Parties after the Effective Date or any U.S. intent-to-use trademark applications that are no longer deemed Excluded Property after the Effective Date).

Section 3.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

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Article IV
Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower either (x) a counterpart of this Agreement signed on behalf of the Borrower and each Lender or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that the Borrower and each Lender has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a request for a Borrowing as required by Section 2.03 in accordance with the requirements thereof, which shall be deemed to be conditioned on the consummation of the Transactions.

(c) The Administrative Agent shall have received a written customary opinion (addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders and dated the Effective Date) of counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower in connection with this Agreement on or prior to the Effective Date, to the extent invoiced at least three (3) Business Days prior to the Effective Date (except as otherwise reasonably agreed to by the Borrower), reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received promissory notes for each of the Lenders who requested such notes at least three (3) Business Days prior to the Effective Date (except as otherwise reasonably agreed to by the Borrower).

(g) The Collateral and Guarantee Requirement shall have been satisfied.

(h) The Administrative Agent shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower (after giving effect to the Transactions) substantially in the form of Exhibit H hereto.

(i) The Administrative Agent shall have received a certificate of a Responsible Officer certifying that each of the conditions in Section 4.02(a) and Section 4.02(c) has been satisfied.

(j) The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information required with respect to the Loan Parties by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation to the extent reasonably requested in writing by the Administrative Agent at least ten (10) days prior to the Effective Date.

(k) The Administrative Agent shall have received the financial statements referred to in Section 3.04(a) and (b).

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(l) Substantially concurrently with the initial extension of credit on the Effective Date, the Borrower shall have (i) paid in full all Indebtedness under the Existing Credit Agreements, and all commitments and guaranties in connection therewith have been terminated and released, (b) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing the Indebtedness under the Existing Credit Agreements or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Effective Date and (c) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder (the “Refinancing”).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Section 4.02 Each Credit Event On and After the Effective Date. Subject to Section 1.05(b), the obligation of each Lender to make a Loan and of the Issuing Banks to issue Letters of Credit on and after the Effective Date (excluding any Interest Election Request), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of each Loan Party set forth in this Agreement and any other Loan Document shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) as of such earlier date;

(b) the Administrative Agent shall have received a request for a Borrowing as required by Section 2.03 or an Issuance Notice as required by Section 2.21, as the case may be;

(c) at the time of and immediately after giving effect to such Loan or Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing; and

(d) on or before the date of issuance of any Letter of Credit, the Administrative Agent and the applicable Issuing Banks shall have received all other information required by the applicable Issuance Notice and Application.

Each Loan made after the Effective Date (excluding any Interest Election Request) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (c) of this Section 4.02.

Article V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount (or other credit support satisfactory to the applicable Issuing Bank has been provided), the Borrower covenants and agrees with the Lenders and the Issuing Banks that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, for distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet and related statements of operations, changes in equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, of the Borrower and its consolidated Subsidiaries as of such year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception, qualification or explanatory paragraph with respect to or resulting from an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year;

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(b) within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year of the Borrower (commencing with the Fiscal Quarter ended September 30, 2025), the consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, of the Borrower and the consolidated Subsidiaries, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period;

(c) within five (5) Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) if the Borrower has any Unrestricted Subsidiaries during the related fiscal period, setting forth in a reasonably detailed schedule, a comparison of the consolidated results under clause (a) or (b) above with the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender or any Issuing Bank through the Administrative Agent may reasonably request in writing;

(f) within ninety (90) days following the beginning of each fiscal year, commencing with the fiscal year beginning January 1, 2027, a forecasted budget in reasonable detail of the Borrower and the Restricted Subsidiaries for such fiscal year;

(g) promptly following any request thereof, all information and/or documentation relating to the Borrower and its Subsidiaries reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Beneficial Ownership Regulation, the USA PATRIOT Act or other applicable anti-money laundering laws; and

(h) commencing with the delivery of the financial statements for the Fiscal Quarter ending September 30, 2025, within five (5) Business Days after each applicable delivery of financial statements of Borrower and its Restricted Subsidiaries pursuant to Section 5.01(a) and Section 5.01(b), a duly executed and completed Compliance Certificate demonstrating in reasonable detail (i) the calculation of Consolidated EBITDA and (ii) if the financial covenant set forth in Section 6.11 is required to be tested for such period, the calculation of the First Lien Net Leverage Ratio and compliance with the financial covenant set forth in Section 6.11.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.lendingtree.com (or any other address notified by the Borrower to the Administrative Agent from time to time), (ii) solely with respect to the obligations in paragraphs (a), (b) and (d) of this Section 5.01, on which the Borrower files or furnishes its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, or any other applicable report (in the case of Section 5.01(d)) with the SEC via the EDGAR filing system or any successor electronic delivery procedures, in each case, within the time periods specified in such paragraphs or (iii) on which such documents are delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall be obligated to pay for all start-up and on-going maintenance costs associated with such Internet or intranet website pursuant to Section 9.03. The Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender and each Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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Section 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent, for distribution to each Lender and Issuing Bank, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s type of organization, (c) in any Loan Party’s jurisdiction of organization or (d) in any Loan Party’s organizational identification number (if any). The Borrower agrees to promptly (and in any event within ten (10) Business Days after request therefor or such longer period as the Administrative Agent shall agree) furnish the Collateral Agent all information requested by the Collateral Agent and required in order to make all filings under the UCC or other applicable U.S. laws and take (or to cause the applicable Loan Party to take) all necessary action to ensure that the Collateral Agent does continue following such change to have a valid, legal and perfected security interest in all the Collateral of such Loan Party, subject to the limitations and exceptions contained in the Loan Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed, to the extent not covered by insurance.

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any transaction permitted under Section 6.05.

Section 5.05 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy its Tax liabilities, that, if not paid, discharged or otherwise satisfied, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP.

Section 5.06 Maintenance of Properties. Except as permitted under Section 6.03 and Section 6.05 the Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and (b) with respect to Intellectual Property rights owned by the Borrower and its Restricted Subsidiaries, maintain, renew, protect and defend such Intellectual Property, except, in the case of each of the foregoing clauses (a) and (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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Section 5.07 Insurance.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) maintain, insurance with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable (after giving effect to any self- insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, and (b) within thirty (30) days of the Effective Date (or such longer period as the Administrative Agent shall agree), cause the Collateral Agent to be listed as loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies maintained by any Loan Party.

(b) In connection with the covenants set forth in this Section 5.07, it is understood and agreed that: (i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.07, it being understood that the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage; and (ii) the amount and type of insurance that the Borrower and its Restricted Subsidiaries has in effect as of the Effective Date and the certificates listing the Collateral Agent as loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.07.

Section 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in a manner to allow financial statements of the Borrower and its Restricted Subsidiaries to be prepared in all material respects in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (acting on its own behalf or on behalf of the Lenders or the Issuing Banks), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, only the Administrative Agent on behalf of the Lenders and the Issuing Banks may exercise rights of the Administrative Agent and the Lenders and the Issuing Banks under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the reasonable expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent, the Issuing Banks and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Section 5.08, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, any Issuing Bank or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement between the Borrower or any of the Restricted Subsidiaries and a Person that is not the Borrower or any of the Restricted Subsidiaries or any other binding agreement not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Borrower shall use commercially reasonable efforts to secure the requisite consent to disclose such documents or information and will notify the Administrative Agent that such information is being withheld in reliance on this sentence.

Section 5.09 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce or be subject to policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.10 Use of Proceeds. The proceeds of the Loans made (a) on the Effective Date will be used to (i) consummate the Refinancing, (ii) pay fees, costs and expenses incurred in connection with the Transactions and (iii) working capital and general corporate purposes, and (b) after the Effective Date, will be used for working capital and general corporate purposes, for any other purpose not prohibited by the Loan Documents (including for the financing of acquisitions, Investments and Restricted Payments) and to pay fees, costs and expenses incurred in connection therewith. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

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Section 5.11 Further Assurances.

The Borrower will cause any Person that becomes a Domestic Subsidiary after the Effective Date (other than any Excluded Subsidiary) and any Subsidiary that ceases to be an Excluded Subsidiary after the Effective Date (i) to execute and deliver to the Administrative Agent, within sixty (60) days after such Person first becomes a Domestic Subsidiary or such Subsidiary ceases to be an Excluded Subsidiary, as applicable (or such later date as may be agreed to by the Collateral Agent in its reasonable discretion), (A) a supplement to the Guarantee Agreement, in the form prescribed therein, guaranteeing the Secured Obligations and (B) a supplement to the Security Agreement in the form prescribed therein and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and (ii) concurrently with the delivery of such supplement and Security Documents, will deliver to the Administrative Agent and the Collateral Agent evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to the exceptions and limitations contained in the Loan Documents.

Section 5.12 Post-Closing Matters.

The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 5.12 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its reasonable discretion).

Article VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount (or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided), the Borrower covenants and agrees with the Lenders and the Issuing Banks that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and any Refinancing Notes;

(b) obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(c) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(d) Intercompany Indebtedness (to the extent permitted by Section 6.04);

(e) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted under this Section 6.01; provided that in no event shall any Restricted Subsidiary that is not a Loan Party guarantee Indebtedness of a Loan Party pursuant to this clause (e);

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(f) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness in respect thereof) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (f) shall not exceed, at the time of incurrence thereof, the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(g) (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the Effective Date or Indebtedness that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or at the time such assets were acquired and, in each case, is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired and either (A) the Borrower is in compliance with the applicable ratio set forth in the definition of “Permitted Ratio Debt” (and for such purpose, such Indebtedness shall be deemed to have been incurred to finance Permitted Acquisition or other similar Investment permitted by Section 6.04) or (B) shall not exceed, at the time of incurrence thereof, the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time and (ii) Permitted Refinancing Indebtedness in respect thereof;

(h) any Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;

(i) other Indebtedness of any Loan Party so long as (x) no portion of such Indebtedness has a scheduled maturity date prior to a date that is later than the Latest Maturity Date at the time of issuance thereof other than with respect to any bridge or other interim credit facility, (y) other than with respect to any bridge or other interim credit facility, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term B Loans outstanding on the date of incurrence of such Permitted Ratio Debt (it being understood and agreed that Permitted Ratio Debt may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with (or which converts into or is exchanged for) Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy the foregoing clauses (x) and (y) so long as (1) such credit facility includes customary “rollover” provisions and (2) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (x) and (y) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (y) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions) and (z) at the time of the incurrence thereof on a Pro Forma Basis for the incurrence of such Indebtedness and the use of proceeds therefrom (but without netting the cash proceeds thereof) (any Indebtedness incurred or issued pursuant to following clauses (i), (ii) and (iii), “Permitted Ratio Debt”):

(i) with respect to Indebtedness secured by Liens on a pari passu basis with the Liens securing the Facilities, the First Lien Net Leverage Ratio for the Test Period then most recently ended preceding the date on which such Indebtedness is incurred would be no greater than (x) 3.10 to 1.00 and (y) at the Borrower’s option, if incurred to finance a Permitted Acquisition or other similar Investment permitted by Section 6.04, the First Lien Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition or Investment;

(ii) with respect to Indebtedness that is secured by Liens on a basis that is junior in priority to the Liens securing the Facilities, the Secured Net Leverage Ratio for the Test Period then most recently ended preceding the date on which such Indebtedness is incurred would be no greater than (x) 3.50 to 1.00 and (y) at the Borrower’s option, if incurred to finance a Permitted Acquisition or other similar Investment permitted by Section 6.04, the Secured Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition or Investment; or

(iii) with respect to Indebtedness that is not secured or secured by assets that do not constitute Collateral, in each case, the Total Net Leverage Ratio for the Test Period then most recently ended preceding the date on which such Indebtedness is issued would be no greater than (x) 4.25 to 1.00 and (y) at the Borrower’s option, if incurred to finance a Permitted Acquisition or other similar Investment permitted by Section 6.04, the Total Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition or Investment;

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(j) Indebtedness incurred by Restricted Subsidiaries that are not Guarantors; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (j) shall not exceed, at the time of incurrence thereof, the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(k) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary against insufficient funds, other obligations pursuant to any Cash Management Agreement and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(l) (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of any Permitted Acquisitions or any other Investments permitted by Section 6.04 (both before and after any liability associated therewith becomes fixed) and (ii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the Disposition of any business, assets or Subsidiary;

(m) Permitted Securitization Financing Indebtedness and Guarantees thereof in an amount not to exceed the greater of $116,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(n) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(o) obligations in respect of (i) Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) Permitted Call Spread Hedging Agreements, to the extent constituting Indebtedness;

(p) other Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (p) shall not exceed, at the time of incurrence thereof, the greater of $46,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period as of such time (the “General Debt Basket”);

(q) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of Borrower or any of its Subsidiaries, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by Borrower or such Subsidiary of its Equity Interests (other than Disqualified Stock); provided that (i) the aggregate principal amount of such Indebtedness permitted by this clause (q) shall not exceed $5,000,000 at any time outstanding and (ii) any Restricted Payments made in connection with such Indebtedness are permitted under Section 6.06;

(r) Indebtedness consisting of Disqualified Stock issued to and held by Holdings, any Borrower or any Subsidiary; and

(s) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (r) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents and Liens securing Indebtedness permitted under Section 6.01(h);

(b) Permitted Encumbrances;

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(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that is merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries or becomes a Subsidiary after the Effective Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary, including Liens deemed to exist in respect of assets subject to Capital Lease Obligations; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto); provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(f) Liens securing Intercompany Indebtedness permitted under Section 6.01(d) (other than Liens on Collateral securing Intercompany Indebtedness of the Borrower or a Guarantor owing to a non-Guarantor Restricted Subsidiary);

(g) any Lien with respect to the Permitted Refinancing Indebtedness referred to in clauses (c), (d) and (e) of this Section 6.02;

(h) Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(i) (i) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted under Section 6.01(j), and (ii) Liens on the Equity Interests of Unrestricted Subsidiaries;

(j) Liens in favor of a seller solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other Investment permitted hereunder;

(k) Liens that are contractual, statutory, or common law rights of set-off relating to (i) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions not given in connection with the issuance of Indebtedness or (ii) pooled deposit or sweep accounts of the Borrower and any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(l) (i) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection and (ii) other Liens securing cash management obligations and any obligations under Cash Management Agreements (that do not constitute Indebtedness) in the ordinary course of business;

(m) Liens securing Indebtedness permitted under Section 6.01(n) and attaching only to the proceeds of the applicable insurance policy;

(n) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(o) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

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(p) additional Liens incurred by the Borrower and its Restricted Subsidiaries so long as at the time of incurrence of the obligations secured thereby the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby do not exceed the greater of $46,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period as of such time at such time;

(q) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to clauses (i) or (ii) of the definition of “Permitted Ratio Debt”; provided that any such Liens on the Collateral shall be subject to the applicable Intercreditor Agreement; and

(r) (i)  Liens granted in respect of Securitization Assets, Receivables Assets and related assets transferred to (or in respect of which a Lien is granted to) Securitization Entities or Persons that are not Subsidiaries of the Borrower in connection with one or more Permitted Securitization Financings, (ii) Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Permitted Securitization Financing, (iii) Liens for the purpose of perfecting the ownership interests or Liens of a purchaser or other assignee of Securitization Assets, Receivables Assets and related assets pursuant to any Permitted Securitization Financing and (iv) Liens arising in connection with other sales, contributions or other transfers of Securitization Assets, Receivables Assets and related assets in connection with a Permitted Securitization Financing.

For purposes of determining compliance with this Section 6.02, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Encumbrances”, the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 6.03 Fundamental Changes.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets unless otherwise permitted hereunder, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) unless otherwise permitted hereunder, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person;

(ii) any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction; provided that (A) if any party to such merger or consolidation is a Loan Party the surviving Person must also be a Loan Party and must succeed to all the obligations of such Loan Party under the Loan Documents or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party and (B) if any party to such merger or consolidation is a Restricted Subsidiary the surviving Person shall also be a Restricted Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the definition of such term;

(iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(iv) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which shall comply with the applicable requirements of Section 5.11, to the extent required thereby; provided, further, that if such Restricted Subsidiary was a Loan Party the continuing or surviving Person shall be a Loan Party;

(v) none of the foregoing shall prohibit any Disposition permitted by Section 6.05; and

(vi) any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

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(b) The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase or acquire any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of or make any loans, advances or capital contributions to, Guarantee any Indebtedness of any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (other than inventory acquired in the ordinary course of business) constituting a business unit division, product line or line of business or all or substantially all of the property and assets or business of another Person (all of the foregoing being collectively called “Investments” and, each individually an “Investment”), except:

(a) Permitted Investments and Permitted Foreign Investments;

(b) Investments existing on, or contractually committed on, the Effective Date and set forth on Schedule 6.04;

(c) Investments existing on the Effective Date in Restricted Subsidiaries;

(d) Investments in Persons that are Loan Parties;

(e) Investments by (i) any Restricted Subsidiary that is not a Loan Party in the Borrower or any other Restricted Subsidiary and (ii) by the Borrower or any Restricted Subsidiary that is a Loan Party in any Restricted Subsidiary that is not a Loan Party not to exceed, when taken together with the aggregate consideration received for all Dispositions made pursuant to Section 6.05(d), the greater of $29,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time after giving effect to the making of such Investment on a Pro Forma Basis;

(f) Investments held by any Person acquired in any Permitted Acquisition at the time of such Permitted Acquisition (and not acquired in contemplation of the Permitted Acquisition);

(g) Investments constituting an acquisition of the Equity Interests in a Person that becomes a Restricted Subsidiary or all or substantially all of the assets (or all or substantially all of the assets constituting a business unit, division, product line or line of business) of any Person; provided that (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower and its Restricted Subsidiaries shall, upon giving effect to such acquisition, be in compliance with Section 6.03(b), (iii) the acquired company and its subsidiaries (other than any Unrestricted Subsidiary) shall become Guarantors and pledge their collateral to the Collateral Agent to the extent required by Section 5.11 and (iv) the aggregate amount of all acquisition consideration paid by Loan Parties in connection with Investments and acquisitions made in reliance on this clause (g) attributable to the acquisition of acquired entities that do not become Guarantors, the acquisition of assets by Restricted Subsidiaries that are not Loan Parties shall not exceed at the time any such Investment is made the greater of $29,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time at such time after giving effect to the making of such Investment on a Pro Forma Basis (each, a “Permitted Acquisition”).

(h) Guarantees constituting Indebtedness permitted by Section 6.01; provided that a Loan Party shall not Guarantee any Indebtedness of a Restricted Subsidiary that is not a Loan Party pursuant to this paragraph (h);

(i) Investments (a) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (b) of noncash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition of assets otherwise permitted by Section 6.05;

(j) accounts receivable and extensions of trade credit arising in the ordinary course of business;

(k) Investments held by any Restricted Subsidiary at the time it becomes a Subsidiary in a transaction permitted by this Section 6.04;

(l) advances to officers, directors and employees of the Borrower and any Restricted Subsidiary for travel arising in the ordinary course of business;

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(m) loans to officers, directors, consultants and employees of the Borrower or any Restricted Subsidiary, not to exceed $5,000,000 in the aggregate at any one time outstanding;

(n) promissory notes and other noncash consideration received by the Borrower and its Restricted Subsidiaries in connection with any Disposition permitted hereunder;

(o) advances in the form of prepayments of expenses, so long as such expenses were incurred in the ordinary course of business and are paid in accordance with customary trade terms of the Borrower or any of its Restricted Subsidiaries;

(p) Guarantees by the Borrower or any of its Restricted Subsidiaries of obligations of any Restricted Subsidiary or the Borrower incurred in the ordinary course of business and not constituting Indebtedness;

(q) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(q)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.08, respectively;

(r) other Investments so long as on the date such Investment is made, (i) no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be occurring and (ii) the Total Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01 or Section 4.01(j) at the time such Investment is made on a Pro Forma Basis is no greater than 4.25 to 1.00;

(s) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(t) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or with Net Proceeds of any issuance of Qualified Equity Interests of the Borrower (other than to the extent included in the Available Amount or applied pursuant to Section 6.06(b)(iii));

(u) (i) intercompany advances arising from their cash management, tax and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business;

(v) Investments represented by Swap Agreements permitted under Section 6.01(o);

(w) other Investments in an amount not to exceed the Available Amount;

(x) other Investments; provided that at the time any such Investment is made the aggregate amount of Investments made in reliance on this clause (x) shall not exceed the sum of (i) the greater of $46,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period as of such time at such time, (ii) unused amounts reallocated from the General Restricted Payment Basket (which amounts so reallocated shall reduce availability under the General Restricted Payment Basket on a dollar for dollar basis) and (iii) unused amounts reallocated from the General Restricted Debt Payment Basket (which amounts so reallocated shall reduce availability under the General Restricted Debt Payment Basket on a dollar for dollar basis);

(y) Investments in Joint Ventures, in an aggregate amount not to exceed the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time after giving effect to the making of such Investment on a Pro Forma Basis;

(z) Investments in any Similar Business (including any Joint Venture engaged in a Similar Business), in an aggregate amount not to exceed the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time after giving effect to the making of such Investment on a Pro Forma Basis;

(aa) Investments in Unrestricted Subsidiaries, in an aggregate amount not to exceed the greater of $17,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time after giving effect to the making of such Investment on a Pro Forma Basis;

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(bb) contributions to the LendingTree Foundation in an aggregate amount not to exceed $5,000,000 in the aggregate at any one time outstanding; provided, that no Event of Default shall have occurred and be continuing at the time such Investment is made or would result therefrom;

(cc) any Permitted Call Spread Hedging Agreement related to any Other Convertible Notes, to the extent constituting an Investment; and

(dd) Investments in connection with any Permitted Securitization Financing (including (i) Investments arising out of or in connection with sales, contributions and other transfers of Securitization Assets pursuant to any Permitted Securitization Financing, (ii) to the extent necessary to effect a refinancing of a Permitted Securitization Financing, Investments consisting of the contribution of the Equity Interests of a Securitization Entity by the Borrower or any of its Subsidiaries to any Subsidiary of the Borrower or to another Securitization Entity and (iii) to the extent constituting an Investment, any deposit of cash payable to or belonging to any Securitization Entity as required by and in accordance with any Permitted Securitization Documents).

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, the acquisition, contribution, or licensing by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of their respective businesses shall not be considered an Investment. To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such Restricted Subsidiary or other Person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary (and further advanced, contributed or distributed to another Restricted Subsidiary) for purposes of making the relevant Investment in (or effecting an acquisition of) the Target Person without constituting an Investment for purposes of this Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.04 as if made by the applicable Loan Party directly in the Target Person). For purposes of determining compliance with this Section 6.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall the Borrower or any Guarantor, directly or indirectly, make any Investment pursuant to this Section 6.04 in, make any Disposition pursuant to Section 6.05 to, license or lease on an exclusive basis to, or otherwise sell, contribute, assign, distribute or transfer to any Unrestricted Subsidiary any, of, or consisting of any, Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

Section 6.05 Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make any Dispositions in a transaction or series of related transactions where the fair market value (as determined by the Borrower in good faith) of such assets exceeds $5,000,000, except:

(a) (i) Dispositions of inventory, used, obsolete, worn-out or surplus tangible property, (ii) leases, subleases or sales of real property, (iii) leases, subleases, sales, assignments, licenses or sublicenses of personal and intangible property (including licenses and sublicenses of Intellectual Property), and (iv) lapse, abandonment or other Disposition of Intellectual Property, that is in the reasonable business judgment of the Borrower, no longer used or useful in the conduct of its business or otherwise uneconomical to prosecute or maintain, in each case with respect to all of the foregoing in the ordinary course of business or in a manner as would not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(b) Dispositions of any assets; provided that any Disposition of assets pursuant to this clause (b) shall be for fair market value (as determined by the Borrower in good faith) and for at least 75% cash and/or Permitted Investments; provided, that any Designated Non-Cash Consideration received by the Borrower or a Restricted Subsidiary from a Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration permitted pursuant to this clause (b) that is at that time outstanding, not in excess of the greater of (at the time of receipt of such Designated Non-Cash Consideration) of $17,500,000 or 15% of Consolidated EBITDA for the most recently ended Test Period, with the fair market value (as determined by the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

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(c) Dispositions from (i) a Loan Party to another Loan Party or (ii) a Restricted Subsidiary that is not a Loan Party to the Borrower or a Restricted Subsidiary; provided that in the case of this clause (ii) the consideration paid shall be no more than fair market value (as determined by the Borrower in good faith);

(d) Dispositions from any (i) Loan Party to a Restricted Subsidiary that is not a Loan Party and (ii) the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary; provided that (i) such Dispositions are in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or any Loan Party than could be obtained on an arm’s length basis from unrelated third parties and (ii) the aggregate consideration received for all such Dispositions shall not exceed, when taken together with Investments made pursuant to Section 6.04(e)(ii), the greater of $29,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving effect to the making of such Investment on a Pro Forma Basis;

(e) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(f) Dispositions of accounts receivable in connection with the collection or compromise thereof (excluding factoring arrangements);

(g) Dispositions of property subject to casualty or condemnation events;

(h) Dispositions of (i) Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) Equity Interests of Unrestricted Subsidiaries;

(i) the unwinding of Swap Agreements permitted hereunder and the unwinding of Permitted Call Spread Hedging Agreements, in each case to the extent constituting a Disposition;

(j) Dispositions of other assets (other than transfers of less than 100% of the Equity Interests in any Subsidiary); provided that the aggregate book value (as determined by the Borrowing in good faith) of assets Disposed of pursuant to this Section 6.05(j) during any fiscal year of Borrower shall not exceed $10,000,000;

(k) Dispositions (including by capital contribution) of Securitization Assets and other assets (including contract rights) related to a Permitted Securitization Financing in connection with any Permitted Securitization Financing, including any Disposition in lieu of an Investment that would be permitted under Section 6.04(dd);

(l) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 (other than Section 6.04(q)), Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(l);

(m) compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(n) Dispositions of cash, Permitted Investments and Permitted Foreign Investments, in each case, in the ordinary course and for the fair market value thereof;

(o) other Dispositions for aggregate consideration not to exceed the greater of $17,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period during the term of this Agreement, which, if not used in any such year, may be carried back to the immediately preceding fiscal year and carried forward to any subsequent fiscal year; and

(p) Dispositions of non-core assets (including Equity Interests), in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made with the approval (or to obtain the approval of) any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition or other Investment permitted hereunder or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses.

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To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall, and shall be authorized to, take any actions deemed appropriate in order to effectuate the foregoing.

For purposes of determining compliance with this Section 6.05, if any Disposition (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify, and subsequently re-divide and/or reclassify (including to reclassify utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, including any Financial Incurrence Tests), such Disposition (or a portion thereof) in any manner that complies with this covenant.

Notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make Dispositions pursuant to this Section 6.05 consisting of any intellectual property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, to an Unrestricted Subsidiary.

Section 6.06 Restricted Payments; Certain Payments in Respect of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except that:

(i) Restricted Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests,

(ii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued or incurred in compliance with Section 6.01,

(iii) if no Event of Default has occurred and is continuing or would occur as a result thereof, the Borrower may make any Restricted Payment if, on the date such Restricted Payment is to be made, after giving effect to such Restricted Payment the Total Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01 or Section 4.01(j) on a Pro Forma Basis would not be greater than 3.75 to 1.00,

(iv) Restricted Payments may be made in respect of any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing,

(v) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and its Restricted Subsidiaries,

(vi) so long as no Event of Default has occurred and is continuing, the Borrower and its Restricted Subsidiaries may make other Restricted Payments in an amount not to exceed the Available Amount;

(vii) other Restricted Payments in an aggregate amount not to exceed the sum of (i) the greater of $37,500,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period (the “General Restricted Payment Basket”) and (ii) unused amounts reallocated from the General Restricted Debt Payment Basket (which amounts so reallocated shall reduce availability under the General Restricted Debt Payment Basket on a dollar for dollar basis),

(viii) (a) the declaration and payment of dividends on the common stock or common equity interests of the Borrower (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities), in an amount in any fiscal year not to exceed 7.0% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Borrower’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a),

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(ix) any Restricted Payment of any Other Convertible Notes in connection with the substantially concurrent refinancing thereof made in cash with the proceeds of new Other Convertible Notes permitted to be incurred hereunder and/or made with shares of the Borrower’s common stock (and cash in lieu of any fractional share),

(x) the Borrower may settle warrants that constitute a Permitted Call Spread Hedging Agreement related to any Other Convertible Notes (a) by delivery of shares of the Borrower’s common stock upon settlement thereof and cash payments in lieu of fractional shares, or (b) by (x) set-off against the call option purchased in connection with the same Permitted Call Spread Hedging Agreement; or (y) payment of an early termination amount thereof upon any early termination thereof in common stock and cash payments in lieu of fractional shares or, in the case of a nationalization, insolvency, tender offer, merger event or other extraordinary event (as a result of which holders of the Borrower’s common stock are entitled to receive cash or other consideration (other than the Borrower’s common stock) for their shares of the Borrower’s common stock) or similar transaction with respect to the Borrower or the common stock of the Borrower, cash and/or other property,

(xi) the Borrower may make any required payment of a premium to purchase any call option that constitutes a Permitted Call Spread Hedging Agreement related to any Other Convertible Notes,

(xii) the Borrower may make Restricted Payments with the proceeds of, or in exchange for, a substantially contemporaneous issuance of Qualified Equity Interests of the Borrower (other than issuances to a Restricted Subsidiary, the proceeds of any issuance to the extent included in the Available Amount or applied pursuant to Sections 6.04(t) or 6.06(b)(iii));

(xiii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other payments or distributions solely in Qualified Equity Interests of such Person, and

(xiv) the Borrower may (a) purchase or pay cash in lieu of fractional shares of its Equity Interests arising out of stock dividends, splits, or business combinations or in connection with issuance of Qualified Equity Interests of the Borrower pursuant to mergers, consolidations or other acquisitions permitted by this Agreement, (b) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower, and (c) make payments in connection with the retention of Qualified Equity Interests of the Borrower in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, make directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property) of or in respect of the principal of any subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than Intercompany Indebtedness) or Indebtedness secured by Liens on the Collateral ranking junior to the Liens securing the Secured Obligations, in each case in a principal amount in excess of $5,000,000 (“Junior Debt”), or any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the voluntary purchase, redemption, retirement, defeasance, cancellation or termination of principal of any Junior Debt, in each case, prior to the date that is one year before the maturity date (or mandatory redemption or conversion date) of such Indebtedness (each, a “Junior Debt Prepayment”), except:

(i) scheduled and other mandatory payments of interest and principal in respect of any Junior Debt,

(ii) the conversion of any Junior Debt to Qualified Equity Interests of the Borrower and the payment of cash in lieu of fractional shares in connection therewith,

(iii) refinancings and replacements of Junior Debt with proceeds of Indebtedness permitted to be incurred under Section 6.01 or with Net Proceeds of Qualified Equity Interests of the Borrower (other than to the extent included in the Available Amount or applied pursuant to Section 6.04(t)),

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(iv) other Junior Debt Prepayments in an aggregate amount not to exceed the sum of (i) the greater of $37,500,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period (the “General Restricted Debt Payment Basket”) and (ii) unused amounts reallocated from the General Restricted Payment Basket (which amounts so reallocated shall reduce availability under the General Restricted Payment Basket on a dollar for dollar basis),

(v) the Borrower or such Restricted Subsidiary may make any Junior Debt Prepayment if, on the date such Junior Debt Prepayment is to be made, after giving effect thereto the Total Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01 or Section 4.01(j) on a Pro Forma Basis would not be greater than 3.75 to 1.00, and

(vi) other Junior Debt Prepayments in an amount not to exceed the Available Amount.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance, distribution or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement, provided that, if at the time thereof and immediately after giving effect thereto, no Events of Default under Section 7.01(a), (b), (h) and (i) and shall have occurred and be continuing.

For purposes of determining compliance with each of clause (a) and clause (b) of this Section 6.06, respectively, if any Junior Debt Prepayment or Restricted Payment (in each case, including a portion thereof), as applicable, would be permitted pursuant to one or more provisions described in clause (a) or clause (b) above, as applicable, the Borrower may divide and classify, and subsequently re-divide and/or reclassify (including to reclassify utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, including any Financial Incurrence Tests), such Junior Debt Prepayment or Restricted Payment, as applicable in any manner that complies with clause (a) or clause (b), respectively, of this covenant.

Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business on terms substantially as favorable to the Borrower or such Restricted Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (as determined by the Borrower in good faith), (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) issuances of Equity Interests of the Borrower not prohibited by this Agreement, (d) any Restricted Payment permitted by Section 6.06, any Investment permitted by Section 6.04, and any Dispositions permitted by Sections 6.05, (e) transactions involving aggregate payments of less than $5,000,000, (f) any agreement or arrangement in effect on the Effective Date, or any amendment thereto (so long as such amendment is not materially more adverse to the interest of the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date) and (g) transactions in connection with any Permitted Securitization Financing. For the avoidance of doubt, this Section 6.07 shall not apply to employment, bonus, retention and severance arrangements, and similar agreements, with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower and the Subsidiaries in the ordinary course of business. For purposes of this Section 6.07, such transaction shall be deemed to have satisfied the standard set forth in clause (a) of this Section 6.07 if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable, in a resolution certifying that such transaction is on terms substantially as favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

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Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than Excluded Property) to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary to declare or make dividends or distributions (whether in cash, securities or other property) ratably to holders of Equity Interests in such Restricted Subsidiary; provided that (A) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by any Requirement of Law, Permitted Encumbrances, any subordinated Indebtedness, the documents governing any Liens permitted to be incurred pursuant to Section 6.02(j), the documents governing any Indebtedness permitted to be incurred pursuant to Section 6.01(c), (f) or (g), by any Loan Document or restrictions contained in any Permitted Securitization Document or in respect of any transaction in connection with any Permitted Securitization Financing, (B) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the Disposition of any assets pending such Disposition, provided such prohibitions, restrictions and conditions apply only to the assets or Restricted Subsidiary that is to be Disposed of and such Disposition is permitted hereunder, (D) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions either (1) apply only to the property or assets securing such Indebtedness, (2) do not impair the ability of the Loan Parties to perform their obligations under this Agreement or the other Loan Documents, and are not materially more burdensome taken as a whole than that those contained under this Agreement or the other Loan Documents, or (3) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (E) the foregoing shall not apply to customary provisions contained in leases, subleases, licenses and sublicenses and other contracts restricting the assignment, subletting or encumbrance thereof, customary net worth provisions or similar financial maintenance provisions contained therein and other customary provisions contained in leases, subleases, licenses and sublicenses and other contracts entered into in the ordinary course of business, (F) the foregoing shall not apply to prohibitions, restrictions and conditions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (G) the foregoing shall not apply to customary provisions in partnership, limited liability company organizational governance documents, joint venture agreements and other similar agreements applicable to Joint Ventures permitted by Section 6.04 and applicable solely to such Joint Venture and entered into in the ordinary course of business; and (H) customary restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.

Section 6.09 Changes to Fiscal Year. The Borrower will not, and will not permit any Restricted Subsidiary to, change its fiscal year, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Borrower.

Section 6.10 Limitation on Amendments. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly amend its charter or by-laws or other similar constitutive documents in any manner materially adverse to the rights of the Lenders under this Agreement or any other Loan Document or their ability to enforce the same, except as otherwise permitted pursuant to Section 6.03.

Section 6.11 First Lien Net Leverage Ratio. With respect to the Revolving Facility only, the Borrower shall not permit the First Lien Net Leverage Ratio as of the last day of any Fiscal Quarter ending on or after the last day of the first full Fiscal Quarter ending after the Effective Date on which the Revolving Facility Test Condition is then satisfied to be greater than 5.00 to 1.00. To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 6.11 shall be tested on the date that the Compliance Certificate for the applicable Test Period is required to have been delivered pursuant to Section 5.01(h), and not prior to such date.

Section 6.12 [Reserved].

Section 6.13 Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or (c) in any manner that would directly result in the violation by Borrower or any of its Subsidiaries of any Sanctions or Anti-Money Laundering Laws applicable thereto.

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Article VII
Events of Default and Remedies

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; provided that such five (5) Business Day grace period shall toll (and during the pendency of such tolling period no such Default shall be deemed to have occurred) if the Borrower (or the applicable Loan Party) makes a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement until the date that is two (2) Business Days after the date on which the Borrower receives a revised calculation in respect to such payment (and, for the avoidance of doubt, during such time any failure of a representation or warranty to be true and correct or any notice with respect to any Default or Event of Default to be given shall not, in either case, to the extent resulting from such calculation constitute a Default or Event of Default hereunder);

(c) any representation or warranty made or deemed made or confirmed by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect (or if such representation or warranty is qualified by materiality or Material Adverse Effect, in all respects) when made or deemed made or confirmed and such failure shall continue unremedied for a period of thirty (30) days;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.04 (solely with respect to the existence of the Borrower) and 5.12, (ii) in Article VI (other than Section 6.11), or (iii) Section 6.11; provided that an Event of Default under this clause (iii) shall not constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Lenders have declared all Revolving Loans to be immediately due and payable in accordance with the Loan Documents and such declaration has not been rescinded on or before such date;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition (other than, with respect to Indebtedness consisting of a Swap Agreement or a Permitted Call Spread Hedging Agreement, termination events or equivalent events pursuant to the terms of such Swap Agreement or Permitted Call Spread Hedging Agreement not arising as a result of a default by the Borrower or any Restricted Subsidiary thereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) Indebtedness which is convertible into Equity Interests and converts to Qualified Equity Interests of the Borrower in accordance with its terms and such conversion is not prohibited hereunder, or (iii) any redemption, repurchase, conversion or settlement with respect to any Other Convertible Notes pursuant to their terms, or any event (including the passage of time) that results in, or permits the holders of such Other Convertible Notes to cause, any of the foregoing, unless such redemption, repurchase, conversion or settlement results from an default thereunder after giving effect to all applicable cure periods;

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(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary that is also a Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary that is also a Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary that is also a Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) (i) one or more final judgments for the payment of money in an aggregate amount in excess of the greater of $35,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period as of such time (to the extent not paid or covered by indemnities or insurance as to which the applicable indemnitor or insurer has been informed in writing and has not denied coverage) or (ii) one or more final non-monetary judgments that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, in each case, shall be rendered against the Borrower, any Restricted Subsidiary that is also a Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or bonded pending appeal;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) any material Loan Document or any material provision thereof shall at any time cease to be in full force and effect (other than in accordance with its terms), or a proceeding shall be commenced by any Loan Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(m) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Loan Documents) perfected Lien on any material portion of the Collateral, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing, except (i) as a result of the Disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or failure to take any actions related to UCC financing statement filings, Intellectual Property security agreements or file any mortgages; or

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(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligations of the Issuing Banks to issue any Letters of Credit, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived and any and all outstanding Letters of Credit shall be required to be Cash Collateralized in an amount equal to the Agreed L/C Cash Collateral Amount by the Borrower; provided in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any or all of the remedies available to it under the Security Documents, at law or in equity; provided, further, that no action taken or not taken and reported to or by the Administrative Agent and the Lenders (including through any publicly available reporting) shall provide the basis for any Event of Default more than two (2) years after the date on which such action was taken or not taken; provided, further, that such two year limitation will not apply if (i) the Administrative Agent or any Lender has commenced any remedial action or has reserved rights in respect of any Default or Event of Default prior to such time, in each case, in accordance with the terms of this Agreement or (ii) the Borrower or any other Loan Party had actual knowledge of such Default or Event of Default and intentionally failed to notify the Administrative Agent to the extent required by the terms of this Agreement. Any Default or Event of Default under the Loan Documents shall be deemed not to be “continuing” (and shall be deemed to be “cured”) (x) if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking any action or omitting to take any action, or if such events, acts or conditions have ceased to exist and the Loan Parties are otherwise in compliance with the Loan Documents) and (y) with respect to any Default or Event of Default that occurs due to the taking of any action by the Borrower or any of its Restricted Subsidiaries that is not then permitted, on the earlier to occur of (A) the date such action would be permitted to be taken pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that notwithstanding anything to the contrary in this sentence, an Event of Default (the “Initial Default”) may not be cured pursuant to this sentence by any action of Borrower and the Restricted Subsidiaries (including a credit extension) that is itself prohibited hereunder on account of the existence of such Initial Default, if at the time of taking such prohibited action, the Borrower and its Restricted Subsidiaries had actual knowledge that such Initial Default had occurred and was continuing.

Upon the occurrence and during the continuance of an Event of Default under Section 7.01(d)(iii) (a “Financial Covenant Event of Default”) that is unwaived, the Required Revolving Lenders may, subject to Section 7.02, (i) declare that such breach constitutes a Default for purposes of Section 4.02 and (ii) immediately upon the occurrence of such Event of Default, either (x) terminate the Revolving Credit Commitment and/or (y) take the actions specified in the preceding paragraph in respect of the Revolving Credit Commitments and the Revolving Loans. In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in the preceding paragraph on the date that the Required Revolving Lenders terminate the Revolving Credit Commitment or accelerate all Obligations in respect of the Revolving Credit Commitment; provided, however, that the Required Lenders may not take such actions if either (A) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), no Letters of Credit are outstanding or unreimbursed (except to the extent the Borrower has Cash Collateralized such Letters of Credit at the Agreed L/C Cash Collateral Amount or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided) and the Revolving Credit Commitments have been terminated or (B) the Financial Covenant Event of Default has been waived by the Required Revolving Lenders.

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Section 7.02 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Covenant, until the expiration of the 15th Business Day subsequent to the date any Compliance Certificate is required to be delivered pursuant to Section 5.01(h) (the “Cure Expiration Date”), the Borrower shall have the right to issue Permitted Cure Securities for cash, otherwise receive cash contributions to its capital or issues Other Convertible Notes or other Indebtedness to the extent subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Revolving Facility, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant; provided that in no event shall an amount greater than 100% of the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant at the time of the making of such Cure Amount be given credit as a “Cure Amount” hereunder unless and until such amount is subsequently determined as necessary to cause the Borrower to be in pro forma compliance with the Financial Covenant on account of an accounting adjustment with respect to the applicable fiscal quarter, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised, either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash (except to the extent that the proceeds of such Cure Amount are actually applied to repay Indebtedness) and (v) any notice by the Borrower of its intention to exercise the Cure Right (a “Cure Notice”) may be delivered at any time during the then-applicable fiscal quarter or thereafter but prior to the Cure Expiration Date. If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement. Until the Cure Expiration Date, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default arising with respect to a failure to comply with the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received; provided, however, no Revolving Facility Lender shall be required to fund any Revolving Facility Loans and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit until such time as the Borrower shall have received the Cure Amount.

Article VIII
The Agents

Section 8.01 Appointment. Each of the Lenders (including in any Lender’s other capacity hereunder) and each of the Issuing Banks (each of the foregoing referred to as the “Lenders” for purposes of this Article VIII) hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

In furtherance of the foregoing, each Lender on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this capacity, the Collateral Agent (and any co-agents, sub agents and attorneys-in-fact appointed by the Collateral Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII as though the Collateral Agent (and any such co-agents, sub-agents and attorneys-in-fact) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. All rights and protections provided to the Administrative Agent here shall also apply to the Collateral Agent.

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The Person serving as the Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. Such Person its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

Section 8.02 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Related Parties in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it under this Agreement or any other Loan Document with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty or obligation to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each of the Lenders and Issuing Banks acknowledges and agrees that (i) the Administrative Agent may (but shall not be obligated to) deliver calculations to the Borrower from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability to the Lenders or Issuing Banks with respect thereto; (ii) if the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder; and (iii) for avoidance of doubt, if there is a dispute among the Administrative Agent and any Lender or Issuing Bank as to any amount due and owing, any calculation or any updated or revised calculation of the Administrative Agent shall control as between the Administrative Agent and such Lender and/or Issuing Bank absent manifest error.

Section 8.03 Reliance by Agents. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 8.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 8.02 and indemnification provisions of Section 8.05 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.05 Indemnification. In addition, each of the Lenders hereby indemnifies the Administrative Agent (to the extent not reimbursed by the Loan Parties), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents (including any action taken or omitted under Article II of this Agreement); provided that such indemnity shall not be available to the extent such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its respective Applicable Percentage of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents to the extent that the Administrative Agent is not reimbursed for such expenses by the Loan Parties. The provisions of this Article VIII shall survive the termination of this Agreement and the payment of the Obligations.

Section 8.06 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including reasonable and documented legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due the Administrative Agent under this Section 8.06. The agreements in this Section 8.06 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For purposes of this  Section 8.06, the term “Lender” includes any Issuing Bank.

Section 8.07 Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower unless an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, to appoint a successor; provided, that if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided further that any successor Administrative Agent must be treated as a U.S. Person for U.S. federal income tax purposes and in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.

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Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Notwithstanding anything to the contrary herein, if no successor Administrative Agent has been appointed and accepted such appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, that the Required Lenders appoint a successor Administrative Agent as provided for above.

Any resignation by the Administrative Agent pursuant to this Section 8.07 shall also constitute its resignation as Collateral Agent (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor Collateral Agent is appointed) and as an Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Secured Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.21(d). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 8.08 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

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Section 8.09 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.10 Security Documents and Collateral Agent. Each Lender authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties.

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The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement contemplated hereunder and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Financial Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and as to whether any other documents or releases requested under this Section 8.10 and the transactions related thereto are permitted under this Agreement and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.

Further, each Secured Party hereby irrevocably authorizes and directs the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Security Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than an Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders or such other percentage of Lenders required thereby, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, or (v) pursuant to Section 9.15 and as expressly provided in the Security Documents;

(b) to release any Guarantor from its obligations hereunder if such Person ceases to be a Restricted Subsidiary that is a Wholly Owned Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction permitted hereunder (provided that, no Guarantor shall be released from its obligations under the Loan Documents solely because it is no longer a Wholly Owned Subsidiary except as described in clause (b) of the definition of “Excluded Subsidiary”); and

(c) upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.02 to the extent set forth in Section 9.15 or to enter into any Intercreditor Agreement contemplated hereunder with the holder of any Lien permitted by Section 6.02.

Upon request by the Collateral Agent at any time, the Required Lenders (or Lenders, as applicable) will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 8.10. In each case as specified in this Article VIII, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Loan Documents, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of this Article VIII (which documents and releases shall be without representation or warranty by, or recourse to, the Administrative Agent or the Collateral Agent).

Section 8.11 No Liability of Lead Arrangers. The entities named as “Lead Arranger” or “Bookrunner” in this Agreement shall not have any duties, responsibilities or liabilities under the Loan Documents in their capacity as such.

Section 8.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent or the Collateral Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent or the Collateral Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of this Article VIII for itself and its Affiliates as if a “Lender” party hereto.

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Article IX
Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it, or to it in care of the Borrower:

LendingTree, LLC

1415 Vantage Park Drive, Suite 700

Charlotte, North Carolina 28203

Attention: Chief Financial Officer

Telecopy Number: (704) 541-1824

Email: Jason Bengel

and

LendingTree, LLC

1415 Vantage Park Drive, Suite 700

Charlotte, North Carolina 28203

Attention: General Counsel

[Telecopy Number: (704) 541-1824

Email: legal@lendingtree.com]

with a copy to (for information purposes only):

Kirkland & Ellis LLP
333 West Wolf Point Plaza

Chicago, IL 60654

Attention: Thomas J. Dobleman, P.C.
Telecopy Number: (312) 862 3491
E-mail: thomas.dobleman@kirkland.com

(ii) if to the Administrative Agent or Collateral Agent, to:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Borrowing)

Bank of America, N.A.

Credit Services

Mail Code: TX2-979-02-22

4500 AMON CARTER BLVD

FORT WORTH, TX 76155

Attention: Marian Garcia

Telephone: (469) 201 0123

Electronic Mail: marian.garcia@bofa.com

Other Notices as Administrative Agent

Bank of America, N.A.

Agency Management

BANK OF AMERICA PLAZA
540 W MADISON ST

Mail Code: IL4-540-22-29

CHICAGO, IL 60661

Attention: Gerund Diamond

Telephone: (312) 992 8588

Telecopier: (312) 453 3635

Electronic Mail: gerund.diamond@bofa.com

with a copy to (for information purposes only):

Cahill Gordon & Reindel LLP

32 Old Slip

New York, NY 1005

Attention: Josiah Slotnick; Sean Tierney

E-mail: JSlotnick@cahill.com; STierney@cahill.com

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(iii)if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders or Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders or Issuing Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

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(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the application of any default rate of interest pursuant to Section 2.10(c) or waiver of or amendment to the MFN Provision), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being acknowledged and agreed that amendments or modifications of the First Lien Net Leverage Ratio (and all related definitions) shall not constitute a reduction of the rate of interest or a reduction of fees), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby or extend the expiration date for any Letter of Credit beyond the Maturity Date, without the written consent of each Issuing Bank directly affected thereby, (iv) change Section 2.15(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby or the order of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, (vi) release all or substantially all the Guarantors from their Guarantees under the Guarantee Agreement except as expressly provided in the Guarantee Agreement or Section 9.15, without the written consent of each Lender and each Issuing Bank, (vii) release all or substantially all of the Collateral without the written consent of each Lender and each Issuing Bank or (viii) without the written consent of each Lender directly and adversely affected thereby (x)  contractually subordinate any Obligations in right of payment to any other Indebtedness for borrowed money of the Loan Parties or (y) contractually subordinate the Liens securing the Obligations on all or substantially all of  the Collateral to Liens on all or substantially all of the Collateral securing other Indebtedness for borrowed money (any such other Indebtedness to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either case, unless each directly and adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share of the Senior Indebtedness (it being understood that this clause (viii) shall not (A) override the permission for (x) Liens expressly permitted by Section 6.02 as in effect as of the Effective Date or (y) Indebtedness expressly permitted by Section 6.01 as in effect as of the Effective Date, (B) restrict the incurrence of any indebtedness incurred pursuant to a factoring, securitization or other similar facility, or (C) apply to the incurrence of debtor-in-possession financing); provided, that nothing herein shall prohibit the Administrative Agent and/or Collateral Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items Disposed of to the extent such Disposition is permitted or not prohibited hereunder; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) Notwithstanding the foregoing, (x) only the consent of the Required Revolving Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 4.02 (solely with respect to Revolving Loans and Letters of Credit and including any Default or Event of Default that results solely from any representation made or deemed made by any Loan Party in any Loan Document in connection with any credit event under the Revolving Facility being untrue in any material respect as of the date made or deemed made), Section 6.11, the last paragraph of Section 7.01 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement), Section 7.02 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and the definition of “Required Revolving Lenders” and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders and (y) only the consent of the Required Term Loan Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 4.02 (solely with respect to Initial Term B Loans and including any Default or Event of Default that results solely from any representation made or deemed made by any Loan Party in any Loan Document in connection with any funding of the Initial Term B Loans being untrue in any material respect as of the date made or deemed made) and the definition of “Required Term Loan Lenders” and no such amendment, waiver or modification of any such terms or provision (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Term Loan Lenders.

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(d) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of one or more affected Classes of Lenders), if the consent of the Required Lenders (or the consent of Lenders of the affected Classes holding more than 50% of the Total Credit Exposure of all Lenders of such Classes, taken as a whole) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is so required but not so obtained being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole option, expense and effort, upon notice to such Non-Consenting Lenders and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and each Loan Document to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and that shall consent to the Proposed Change, provided that (a) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in each case to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (b) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C).

(e) Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Liens in the benefit of the Security Documents and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or any other applicable Loan Document or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(f) Notwithstanding the foregoing, this Agreement may also be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time (in addition to any Incremental Commitments, Extended Term Loans, Extended Revolving Loans, Refinancing Term Loans and Replacement Revolving Facilities) and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Lenders, and for purposes of the relevant provisions of Section 2.15 (it being understood and agreed that any such amendment in connection with any increase pursuant to Section 2.17, maturity extension pursuant to Section 2.19 or refinancing or replacement facility pursuant to Section 2.20 shall, in any such case, require solely the consent of the parties prescribed by such Sections and shall not require the consent of the Required Lenders).

(g) Notwithstanding anything else to the contrary contained in this Section 9.02, (i) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, error, omission, defect or inconsistency or the need to effect administrative changes of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. In addition, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Other Term Loan Commitments, Other Revolving Credit Commitments, Other Term Loans and Other Revolving Loans as may be necessary to establish such Other Term Loan Commitments, Other Revolving Credit Commitments, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Loan Commitments, Revolving Credit Commitments, Term Loans or Revolving Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately.

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(h) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.17 after the Effective Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and, if reasonably necessary, one special and one local counsel in each relevant material jurisdiction for the Administrative Agent and such Affiliates (in each case, excluding allocated costs of in-house counsel), in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower’s obligations under this clause (i), solely with respect to the preparation, execution and delivery of the Loan Documents on the Effective Date, shall be subject to the limitations provided for in the Engagement Letter and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender and any Issuing Bank, including the fees, charges and disbursements of counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited to one counsel for the Administrative Agent and the Lenders taken a whole and, if reasonably necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person and, if necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (in each case, excluding allocated costs of in-house counsel)).

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(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits of such Indemnitees), claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee and to reimburse each such Indemnitee within ten (10) Business Days after presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal fees and expenses to a single New York counsel and of one local counsel in each relevant material jurisdiction, in each case for all Indemnitees (provided that, in the event of an actual or perceived conflict of interest, the Borrower will be required to pay for one additional counsel for each similarly affected group of Indemnitees taken as a whole and of one local counsel in each relevant material jurisdiction, for each similarly affected group of Indemnitees taken as a whole)); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations hereunder, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) disputes arising solely between Indemnitees and (1) not involving any action or inaction by any Loan Party or (2) not relating to any action of such Indemnitee in its capacity as Administrative Agent, Collateral Agent or Lead Arranger. The Borrower shall not be liable for any settlement of any Proceedings if such settlement was effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such Proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (x) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required under paragraph (a) or (b) of this Section 9.03 to be paid by it to the Administrative Agent, the Collateral Agent, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.

(d) To the extent permitted by applicable Requirements of Law, each party to this Agreement agrees not to assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any Loan or the use of the proceeds thereof; provided that nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party or by the Borrower or any Loan Party. No Indemnitee referred to in paragraph (b) above shall be liable for damages arising from the use by recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

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(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f) Each Indemnitee shall promptly refund and return any and all amounts paid by the Borrower to such Indemnitee pursuant to this Section 9.03 to the extent determined by a court of competent jurisdiction by final and non-appealable judgment that such Indemnitee is not entitled to payment of such amount in accordance with this Section 9.03.

(g) Each party’s obligations under this Section 9.03 shall survive the termination of the Loan Documents and payment of the obligations thereunder.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and each Issuing Bank and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04; provided, that any attempted assignment or transfer to a Disqualified Institution shall be subject to the provisions set forth in the second sentence of the definition of “Lender”. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement, other than rights, remedies or claims in favor of the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that (i) the Borrower shall be deemed to have consented to an assignment of Initial Term B Loans and/or Initial Term B Loan Commitment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof and (ii) during the 60 day period following the Effective Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified and approved in the initial allocations of the Loans and Commitments provided by the Lead Arrangers to the Borrower; provided, further, that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender, or (iii) an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no such consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of assignment of a Revolving Credit Commitment or a Revolving Loan, each Issuing Bank; provided that no consent of an Issuing Bank shall be required for an assignment to any Lender or an Affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 in the case of Term Loans and $2,500,000 in the case of Revolving Loans unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

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(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no assignment shall be made to (1) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), (2) the Borrower or any of its Subsidiaries (except as otherwise provided for herein), (3) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3) or (4) any Disqualified Institution (it being understood and agreed that the Administrative Agent shall have no liability or responsibility with respect to ensuring assignments are not made to Disqualified Institutions); and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment of the applicable Class; notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, 2.14 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b)shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

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(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee, the assignee’s completed Administrative Questionnaire and any tax certifications required to be delivered pursuant to Section 2.14(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than any Person described in paragraph (b)(ii)(E) of this Section 9.04) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to solely the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (i) shall be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section 9.04 and (ii) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability in connection therewith, (ii) have any duty to enforce compliance with the provisions of this Agreement relating to Disqualified Institutions or (iii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(f) Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower or any Restricted Subsidiary through (x) Dutch Auctions open to all Term Loan Lenders of a particular Class or (y) purchases, in each case subject to the following limitations:

(i) the Borrower and each applicable Subsidiary shall either (x) represent and warrant as of the date of any such assignment or purchase, that it does not have any material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities that has not been disclosed to the assigning Term Loan Lender (unless such assigning Lender does not wish to receive material non-public information with respect to the Borrower or the Subsidiaries or any of their respective securities) prior to such date or (y) disclose that it cannot make the representation and warranty described in clause (x);

(ii) immediately upon the effectiveness of such assignment or purchase of Term Loans from a Lender to the Borrower or any Subsidiary, such Term Loans shall automatically and permanently be cancelled and shall thereafter no longer be outstanding for any purpose hereunder;

(iii) the Borrower or such Subsidiary shall not use the proceeds of a Revolving Loan for any such assignment; and

(iv) no Default or Event of Default shall have occurred and be continuing at the time of such assignment or purchase.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than with respect to any obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the Letters of Credit, the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Issuing Bank or any Lender or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

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Section 9.06 Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the Issuing Bank and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent or any Credit Party is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or such Credit Party has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

Neither the Administrative Agent, Issuing Bank nor Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Bank and Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed in good faith by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each party hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against any party hereto for any liabilities arising solely from such party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of any other party hereto to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower and the other Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Consent to Service of Process.

(a) This Agreement, the other Loan Documents and any claims, controversy, dispute or causes of actions arising therefrom (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 9.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and third party service providers in connection with the transactions contemplated hereby (it being understood that the disclosing Lender or Agent shall be responsible to ensure compliance by such Persons with the confidentiality restrictions set forth herein with respect to such Information), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the applicable Agent or Lender agrees to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation and to only disclose that Information necessary to fulfill such legal requirement), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Disqualified Institutions is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Disqualified Institutions), or (ii) to any actual or prospective direct or indirect contractual counterparty (or its Related Parties) in Swap Agreements or such contractual counterparty’s professional advisor, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower (so long as such source is not known to such Agent or such Lender to be bound by confidentiality obligations to the Borrower or any of its Subsidiaries), or (i) to any credit insurer with respect to the Loan Document Obligations. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower (so long as such source is not known to such Agent or such Lender to be bound by confidentiality obligations to the Borrower or any of its Subsidiaries) and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Disqualified Institution.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person in accordance with the applicable laws, rules, regulations or regulatory guidance.

Section 9.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

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Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15 Release of Liens and Guarantees. A Subsidiary shall automatically be released from its obligations under the Loan Documents, and all Liens created by the Loan Documents in Collateral owned by such Subsidiary (if applicable) shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary; provided that no Subsidiary shall be released from its obligations under the Loan Documents solely because it is no longer a Wholly Owned Subsidiary except as described in clause (b) of the definition of “Excluded Subsidiary”. In the event that the Borrower or any Subsidiary disposes of all or any portion of any of the Equity Interests, assets or property owned by the Borrower or such Subsidiary to a Person that is not a Loan Party in a transaction not prohibited by this Agreement (including transfers of Securitization Assets to a Securitization Entity in connection with a Permitted Securitization Financing) or any Collateral becomes Excluded Property, any Liens granted with respect to such Equity Interests, assets or property pursuant to any Loan Document shall automatically and immediately terminate and be released. The Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence any such termination and release described in this Section 9.15. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent obligations for which no claim has been asserted) have been paid in full, all Letters of Credit have been cancelled or expired or Cash Collateralized on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount (or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided) and all Commitments terminated. The Lenders authorize the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d), (e) or (r) to the extent required by the terms of the obligations secured by such Liens and in each case pursuant to documents reasonably acceptable to the Collateral Agent. All actions taken and documents and releases executed and delivered by the Administrative Agent and the Collateral Agent under this Section 9.15 shall be without recourse to, or representation or warranty by, the Administrative Agent or the Collateral Agent.

Section 9.16 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or another substantially similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will, upon the Administrative Agent’s request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” The Borrower hereby authorizes the Administrative Agent to make the financial statements provided by the Borrower under Section 5.01(a) and (b) above available to Public Lenders. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR THE LEAD ARRANGERS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

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Section 9.17 USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender and such Issuing Bank to identify such Loan Parties in accordance with the USA PATRIOT Act.

Section 9.18 No Advisory or Fiduciary Responsibility. The Administrative Agent, Collateral Agent, each Lead Arranger, each Issuing Bank and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or other similar implied duty between the Lenders and the Loan Parties. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement described herein are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.21 Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 9.21 in respect of any Rescindable Amount are solely agreements among the Lender Recipient Parties and the Administrative Agent.

Section 9.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

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(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

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LendingTree, Inc.

By:
Name:
Title:

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BANK OF AMERICA, N.A., individually, as a Lender, Issuing Bank, Administrative Agent and Collateral Agent,

By:
Name:
Title:

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TRUIST BANK, as a Lender and Issuing Bank,

By:
Name:
Title:

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